                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.   )
                                                         ---

Filed by registrant                         [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

   [ ]   Preliminary proxy statement        [ ]  Confidential for use of the
                                                 Commission only (as permitted
   [X]   Definitive proxy statement              by Rule 14a-6(e)(2)).

   [ ]   Definitive additional materials

   [ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                Merchants and Manufacturers Bancorporation, Inc.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specific in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

   [X]   No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 5, 1999

To:      The Shareholders of Merchants & Manufacturers Bancorporation, Inc.

You are cordially invited to attend the Annual Meeting of Shareholders of Merchants & Manufacturers Bancorporation; Inc. scheduled for 4:00 P.M. on Tuesday, May 25, 1999, at Alverno College, Milwaukee, Wisconsin. The meeting will take place in Wehr Hall, #1 indicated on the enclosed map. Enter parking lot A at the southwest corner of the Alverno campus from Morgan Avenue.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

We have previously informed you that Merchants and Pyramid Bancorp. (the holding company for Grafton State Bank) have signed an agreement whereby Pyramid will be merged into Merchants and Grafton State Bank will become a subsidiary of Merchants. You will be asked to vote on the merger at a special meeting to be called after required regulatory filings have been completed and after you have received proxy materials explaining the merger in detail. For that reason, we will not be able to discuss the merger at the Annual Meeting on May 25, 1999.

Your Board of Directors and management look forward to greeting you and discussing the condition of your corporation with you.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. If you do attend the meeting, you may revoke your proxy and vote in person if you prefer.
The Board of Directors joins me in hoping that you will attend.

Sincerely yours,


By:   /s/ Michael J. Murry
    -----------------------------------------
Michael J. Murry,
Chairman of the Board of Directors

Enclosure

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 25, 1999

TO THE SHAREHOLDERS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.:

The Annual Meeting of Shareholders of Merchants and Manufacturers
Bancorporation, Inc. ("Merchants"), will be held at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin, on Tuesday, May 25, 1999, at 4:00 p.m., for the purpose of considering and voting on:

1. To elect six Directors to serve until the annual meeting in the year 2002 as Class I Directors. Management's nominees are named in the accompanying Proxy Statement.

2. To consider and vote on a proposal to amend Article IV of Merchants' Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 3,000,000 to 6,000,000.

3. Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed April 19, 1999, as the record date for determining the shareholders of Merchants and Manufacturers Bancorporation, Inc., entitled to notice of and to vote at the meeting, and only holders of Common Stock of Merchants and Manufacturers Bancorporation, Inc. of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

THE BOARD OF DIRECTORS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SIX PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED IN THE PROXY STATEMENT, AND FOR THE ADOPTION OF PROPOSAL 2 AS DISCUSSED IN THE PROXY STATEMENT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU DO ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.



Milwaukee, Wisconsin        By Order of the Board of Directors of
May 5, 1999                 Merchants and Manufacturers Bancorporation, Inc.




                            By:   /s/ Michael J. Murry
                                --------------------------------------------
                            Michael J. Murry, Chairman of the Board of Directors

                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                           14100 WEST NATIONAL AVENUE
                           NEW BERLIN, WISCONSIN 53151

                                 PROXY STATEMENT
                          ANNUAL MEETING - MAY 25, 1999

                       VOTING OF PROXIES AND REVOCABILITY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Merchants & Manufacturers Bancorporation, Inc., hereinafter called "Merchants," to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 25, 1999, at 4:00 P.M., at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin, and at any adjournment(s) thereof (the "Annual Meeting").

The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by Merchants. No solicitation of proxies other than by mail is contemplated, except that officers or employees of Merchants or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. The Proxy Statement and the accompanying Proxy are being sent to Merchants' shareholders commencing on or about May 5, 1999.

Shares owned through participation in Merchants' Dividend Reinvestment Plan will be included on the Proxy you receive and will be voted in accordance with your instructions in the same manner as shares registered in your own name. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum, with respect to the matters on which action is to be taken at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted "FOR" the election of management's nominees as directors and FOR adoption of Proposal 2 as described below. If additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment in such matters.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Merchants a written revocation or a duly executed proxy bearing a later date. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person, if they so desire.

                        RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on April 19, 1999, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Merchants entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1.00 par value ("Common Stock") of which 1,489,754 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on all matters. The Common Stock carries no cumulative voting rights.

                              SHAREHOLDER PROPOSALS

Any shareholders desirous of including any proposal in Merchants' proxy soliciting material for the next regularly scheduled annual meeting of shareholders of Merchants must submit their proposal, in writing, at Merchants' executive offices not later than January 2, 2000. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

No person is known to Merchants to own beneficially more than 5% of the outstanding shares entitled to vote at the Annual Meeting.

                                  ANNUAL REPORT

The 1998 Annual Report of Merchants, which includes financial statements for the years ended December 31, 1998, 1997 and 1996, has been mailed concurrently with this proxy statement to shareholders as of the Record Date. The Annual Report does not constitute a part of the proxy material.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors of Merchants is divided into three classes designated as Class I, II and III, as nearly equal in size as possible, with each class of directors serving staggered three-year terms. The term of office of directors in Class I expires at the Annual Meeting. At the Annual Meeting, shareholders will elect six Class I directors to serve until Merchants' 2002 annual meeting of shareholders and until their successors are elected and qualified. All of the nominees for Class I, directors are currently directors of Merchants. Messrs. Gapinski, Bartels, Krawczyk, Rose, Donaj and Sass were elected at the 1996 annual meeting of shareholders of Merchants to serve until the 1999 Annual Meeting.

The six nominees have consented to serve, if elected, and at the date of this Proxy Statement, Merchants has no reason to believe that any of the named nominees will be unable to serve. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the six nominees listed below.

The information presented below as to principal occupation and shares of Common Stock beneficially owned as of April 19, 1999, is based in part on information received from the respective persons and in part on the records of Merchants.

                         NOMINEES FOR CLASS I DIRECTORS
                             (TERM EXPIRING IN 2002)

       NAME, AGE                               PRINCIPAL OCCUPATION AND DIRECTORSHIPS
Thomas Gapinski                        Insurance executive, director of Merchants from 1982 to 1986 and
Age:  64                               from 1992 to present, director of Lincoln State Bank from 1977 to present.

J. Michael Bartels                     President  Bartels  Management   Services,   Inc.,   Milwaukee,   WI;
Age:  59                               director of  Merchants  since 1995;  director of Franklin  State Bank from 1982 to present.

John Krawczyk                          Executive  Vice  President and Chief  Operating  Officer of Merchants
Age:  43                               since 1994;  director of Merchants from 1993 to present;  director of
                                       Lincoln Community Bank since 1987.

Gervase Rose                           President  Roman  Electric Co.,  Milwaukee WI,  director of Merchants
Age:  62                               from  1992 to 1993 and from 1994 to  present;  director  of  Franklin
                                       State Bank from 1982 to present.

Robert Donaj                           President  of Achieve  Mortgage  Corporation,  from 1997 to  present;
Age:  55                               Director of Lincoln Community Bank from 1987 to present;  director of
                                       Merchants 1993 to present.

James Sass                             President,  Max A. Sass Funeral Home;  director of Lincoln  Community
Age:  56                               Bank  from  1987 to  present;  director  of  Merchants  from  1993 to present.




                                       DIRECTORS CONTINUING IN OFFICE
                                 CLASS II DIRECTORS (TERM EXPIRING IN 2000)

       NAME, AGE                               PRINCIPAL OCCUPATION AND DIRECTORSHIPS
Casimir S. Janiszewski                 President,  Superior Die Set Corporation,  Oak Creek, WI; director of
Age:  46                               Merchants from 1995 to present,  director of Franklin State Bank from
                                       1982 to 1991, director of Lincoln State Bank from 1991 to present

David Kaczynski                        President, Cardinal Fabricating Corporation,  Milwaukee, WI; director
Age:  59                               of  Lincoln  Community  Bank  from  1994  to  present,   director  of
                                       Merchants from 1994 to present.

Longin Prazynski                       Retired building  inspector,  director of Lincoln Community Bank from
Age:  69                               1962 to present, director of Merchants since 1993.



                                CLASS III DIRECTORS (TERM EXPIRING IN 2001)

       NAME, AGE                               PRINCIPAL OCCUPATION AND DIRECTORSHIPS
James Bomberg                          President of Merchants from 1994 to present,  Chief Executive Officer
Age:  55                               of  Merchants  since 1998,  director and  president of Lincoln  State
                                       Bank, from 1991 to 1993; director and president of M&M Services, from
                                       1994 to 1996, director of Merchants from 1994 to present.

Michael J. Murry                       Chairman of the Board of  Directors of  Merchants  since 1992;  Chief
Age:  53                               Executive  Officer of  Merchants  from 1982 to 1998 and  director  of
                                       Merchants since 1982, director of Lincoln State Bank since 1983, director of Franklin State Bank, Franklin, Wisconsin, since 1992;
                                       Director of Lincoln Community Bank, since 1994.

Conrad Kaminski                        Executive  officer of  Merchants  since  1998,  President  of Lincoln
Age:  64                               State Bank from 1994 to 1998;  director  of  Lincoln  State Bank from
                                       1992 to present; President of Lincoln Community Bank from 1997 to 1998, director of Lincoln Community Bank since 1997, director of Merchants from 1991 to present; president of Merchants from 1991 to 1993;
                                       executive vice president of Merchants from 1982 to 1991.

Nicholas Logarakis                     President,  General Automotive  Manufacturing Co., Inc. Franklin, WI;
Age:  58                               director  of Lincoln  State Bank from 1977 to  present;  director  of
                                       Merchants from 1982 to present.

Keith Winters                          President,  Keith C. Winters & Assoc. Ltd. Franklin,  WI; director of
Age:  60                               Franklin State Bank from 1982 to present;  director of Merchants from
                                       1989 to present.

Duane Cherek                           Auto dealer,  Cherek  Lincoln-Mercury,  Greenfield,  WI;  director of
Age:  54                               Lincoln  Community  Bank from 1987 to present;  director of Merchants since 1993, director of M&M Services from 1994 to present.

Lincoln State Bank, Milwaukee, Lincoln Community Bank, Milwaukee, Franklin State Bank, Franklin, Achieve Mortgage Corporation, Milwaukee, and M&M Services Corporation, New Berlin are wholly owned subsidiaries of Merchants.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 19, 1999, information concerning beneficial ownership of Common Stock of Merchants for each nominee, continuing director and executive officer.

================== ============================== ============================= =============================
    TITLE OF            NAME OF BENEFICIAL            AMOUNT OF BENEFICIAL               PERCENT OF
      CLASS                    OWNER                       OWNERSHIP                       CLASS
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        J. Michael Bartels                        19,987                        1.34
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        James Bomberg                             22,448                        1.51
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Duane Cherek                               8,913                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Robert Donaj                               8,250                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Thomas Gapinski                            1,946                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Casimir S. Janiszewski                     5,647                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        David Kaczynski                            3,035                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Conrad Kaminski                           46,821                         3.14
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        John Krawczyk                             22,894                         1.54
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Nicholas Logarakis                        15,352                         1.00
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        James Mroczkowski(1)                      10,774                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Michael Murry                             20,690                         1.39
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Longin Prazynski                           4,124                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Gervase Rose                               4,330                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        James Sass                                10,247                          *
------------------ ------------------------------ ----------------------------- -----------------------------
     Common        Keith Winters                             18,117                         1.22
------------------ ------------------------------ ----------------------------- -----------------------------
                   Directors    and    Executive            223,048                        14.97
                   Officers(2)
================== ============================== ============================= =============================

*  Less than 1%
(1)  Vice President, Chief Financial Officer; not a director of Merchants

(2)  Includes all of the above as a group (16 individuals).

Share ownership includes shares issuable within 60 days upon exercise of incentive stock options owned by certain officers.

All shares reported herein are owned with voting and investment power vested in those persons whose names are provided herein or their spouses. Some shares may be owned in joint tenancy, by a spouse, or in the names of minor children.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors held eight meetings during 1998. Each director attended during his/her tenure 75% or more of the total number of meetings of the Board of Directors and its committees of which they were members.

The Board of Directors of Merchants has the following committees:

         EXECUTIVE PERSONNEL COMPENSATION COMMITTEE - See Compensation Committee Report on Executive Compensation.

         Compensation for non-executive officers and employees of Merchants and its subsidiaries is determined by the management and directors of Merchants and the respective subsidiary and reviewed by the PERSONNEL/COMPENSATION COMMITTEE OF MERCHANTS. The Personnel/ Compensation Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Logarakis, Sass, Rose, Michael Duginski and Ms. Maria Cameron. The Personnel/Compensation Committee held four meetings during 1998.

         THE STOCK OPTION COMMITTEE is responsible for administering Merchants' 1996 Incentive Stock Option Plan. None of the members of the Stock Option Committee is eligible to participate in the Stock Option Plan. The Stock Option Committee consists of Messrs. Sass, Rose and Logarakis. The Stock Option Committee held one meeting in 1998.

         THE MARKETING/SERVICES COMMITTEE assists management in analyzing market trends for the products of the subsidiary banks and in devising strategies for promoting, advertising and selling the services of the subsidiary banks. The Marketing Committee consists of directors of Merchants and the subsidiary banks. The present members are Messrs. Michael Dunham, John Klose, Cherek and Sass. The Marketing Committee met four times during 1998.

         THE ASSET/LIABILITY MANAGEMENT COMMITTEE monitors the interest rate risk of the interest-earning assets of the subsidiary banks in comparison to their interest-bearing liabilities. The Asset/Liability Management Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Winters, Casimir Janiszewski, Michael Dana, William LaMacchia and Ms. Cameron. The Asset/Liability Management Committee met four times during 1998.

         THE AUDIT/OPERATIONS COMMITTEE reviews budget and auditing matters, internal control procedures and audit and regulatory reports. The Audit/Operations Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Gapinski, Bartels, Gary Krawczyk, Cherek, Francisco Aguilar, Kaczynski, and Sister Mary Jendras. The Audit/Operations Committee met four times during 1998.

         THE COMPLIANCE COMMITTEE oversees the establishment of policies and procedures and adherence to such policies and procedures to ensure compliance by Merchants and its subsidiaries with laws, rules and regulations applicable to banks and bank holding companies. The Compliance Committee consists of directors of Merchants and its subsidiary banks. Its members are Sister Jendras and Messrs. Bartels and Prazynski. The Compliance Committee met four times during 1998.

         THE TECHNOLOGY COMMITTEE was formed in 1998. The purpose of the committee is to establish framework within which Merchants will meet the challenges of the new millennium, by providing quality products and services to its varied constituencies in a cost efficient manner, along with ensuring that the internal technological architecture of Merchants meets industry state of the art standards wherever possible. Its members are Messrs. Bartels, Casimir Janiszewski, Frank Janiszewski and Dunham. The Technology Committee met two times during 1998.

         The Board of Directors does not have a standing Nominating Committee.

                              DIRECTOR COMPENSATION

Directors of Merchants who are not employees of Merchants or any of its subsidiaries are paid a fee of $50 for each Board of Directors meeting and $200 for each committee meeting. Fees are only paid for actual attendance at such meetings.

                        CERTAIN TRANSACTIONS AND REPORTS

Various officers and directors of Merchants and its subsidiaries, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions, including loans, with one or more of Merchants' subsidiary banks in the ordinary course of each such bank's business during 1998. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Merchants' subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.

Keith C. Winters and Associates, LTD, a business interest of director Winters, lease office space from Merchants. The lease terms are substantially the same as those offered to other tenants.

Michael Duginski, director of Lincoln State Bank, and Gary Krawczyk, a director of Franklin State Bank, are principals of the Krawczyk and Duginski, S.C. law firm that performs legal services for Merchants and its subsidiaries. Krawczyk and Duginski lease office space in the Merchants corporate headquarters at terms substantially the same as those offered to other tenants.

Dana Investment Advisors, Inc., a registered investment advisor under the Investment Advisor's Act of 1940, acts as an investment advisor to subsidiaries of Merchants. Michael Dana, President of Dana Investment Advisors, Inc., is a director of Lincoln State Bank. The advisory services are rendered on substantially the same terms and conditions as those prevailing for similar services in the relevant market.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, Merchants' directors and executive officers, as well as certain persons holding more than 10% of Merchants' stock, are required to report their initial ownership of stock and subsequent changes in such ownership to the Securities and Exchange Commission and Merchants (such requirements herein after referred to as "Section 16(a) filing requirements"). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Merchants' knowledge, and based solely upon a review of the copies of such reports furnished to Merchants, with respect to the fiscal year ended December 31, 1998, Merchants directors and executive officers complied with the applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered in all capacities to Merchants and its affiliates for the fiscal years ended December 31, 1998, 1997 and 1996 of the person who was, on December 31, 1998, the Chief Executive Officer of Merchants and of the four highest paid persons whose annual compensation exceeded $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

======================= ================================================== =====================================
                                                                                  Long-Term Compensation
                                       Annual Compensation                                Awards
----------------------- -------- ---------- ----------- ------------------ -------------------- ----------------
                                                                               Securities
       Name and                                           Other Annual         Underlying          All Other
  Principal Position     Year     Salary      Bonus       Compensation       Options/SARs(#)      Compensation

----------------------- -------- ---------- ----------- ------------------ -------------------- -----------------
James Bomberg           1998     $149,723    $18,000           ---                 ---            $  6,589 (1)
President and Chief     1997     $117,938    $15,000           ---                 ---            $  5,206 (1)
Executive Officer of    1996     $ 97,149    $14,335           ---                 ---            $  4,329 (1)
Merchants
----------------------- -------- ---------- ----------- ------------------ -------------------- -----------------
Michael Murry           1998     $125,232    $50,000           ---                 ---            $  9,356 (2)
Chairman of the Board   1997     $171,766    $80,000           ---                 ---            $ 12,397 (3)
of Directors of         1996     $204,907    $85,000           ---                 ---            $ 13,527 (4)
Merchants
----------------------- -------- ---------- ----------- ------------------ -------------------- -----------------
Robert Blonski          1998     $119,689    $18,000           ---                 ---            $  5,508 (1)
President and Chief     1997     $117,182    $15,000           ---                 ---            $  5,017 (1)
Executive Officer of    1996     $117,432    $14,335           ---                 ---            $  5,271 (1)
M&M Services
----------------------- -------- ---------- ----------- ------------------ -------------------- -----------------
Conrad Kaminski         1998     $132,408    $18,000           ---                 ---            $  5,906 (1)
President of            1997     $121,217    $15,000           ---                 ---            $  5,346 (1)
Merchants Milwaukee     1996     $106,884    $14,335           ---                 ---            $  4,732 (1)
Division
----------------------- -------- ---------- ----------- ------------------ -------------------- -----------------
John Krawczyk           1998     $ 95,631    $13,147           ---                 ---            $  4,266 (1)
Executive Vice          1997     $ 87,405    $11,939           ---                 ---            $  3,974 (1)
President and Chief     1996     $ 81,087    $10,823           ---                 ---            $  3,676 (1)
Operations Officer of
Merchants
======================= ======== ========== =========== ================== ==================== =================

         (1) Contributions to the Corporation's Defined Contribution 401(k) Plan

         (2) Contributions to the Corporation's Defined Contribution 401(k) Plan of $6,800 and life insurance policy premium of $2,556.

         (3) Contributions to the Corporation's Defined Contribution 401(k) Plan of $9,938 and life insurance policy premium of $2,459.

         (4) Contributions to the Corporation's Defined Contribution 401(k) Plan of $11,080 and life insurance policy premium of $2,447.

EMPLOYMENT AGREEMENTS

In February of 1996, Merchants entered into employment agreements with Messrs. Murry, Bomberg, Kaminski, John Krawczyk and James Mroczkowski. At the same time, M&M Services, Inc., a wholly-owned subsidiary of Merchants, entered into employment agreements with Messrs. Blonski and Stengel, and Achieve Mortgage, a wholly-owned subsidiary of Merchants, entered into an employment agreement with Mr. Donaj (the "Employment Agreements"). Messrs. Murry, Bomberg, Kaminski, Krawczyk and Mroczkowski serve as chairman of the board of directors, president and chief executive officer, president Milwaukee division, executive vice president and chief operating officer and vice president and chief financial officer, respectively, of Merchants. Messrs. Blonski and Stengel are president and chief executive officer and senior vice president and comptroller, respectively, of M&M Services. Mr. Donaj serves as president and chief executive officer, of Achieve Mortgage.

With the exception of the Employment Agreements with Messrs. Murry and Mroczkowski, all of the Employment Agreements replace previous employment agreements with the respective officers.

Except for the Employment Agreement with Mr. Murry, all of the Employment Agreements have terms of three years. Mr. Murry's Employment Agreement has a term of five years. Each Employment Agreement is automatically extended on its anniversary date for an additional year, unless either party has given advance notice that the Agreement will not be extended, in which case the Agreement expires at the end of its then-remaining term.

Duties to be performed under the Agreements are set forth in the respective By-Laws and are determined by the respective Board of Directors.

Compensation for services rendered under the Employment Agreements consists of the Base Salary, as defined in the Agreements, and participation in bonus and other benefit plans.

If the Agreements are terminated by the employer prior to their expiration for reasons other than the employee's death, retirement, disability, or other than for cause as defined in the Agreements, or if the employee terminates the Agreement for cause as defined in the Agreement or after a change in control, as defined in the Agreements, then the employee will receive severance payments equal to the sum of the Base Salary in effect at termination plus the cash bonus, if any, for the year prior to termination times the number of years of the remaining employment term. In addition, the employee will receive fringe benefits during such remaining term.

If termination occurs because of death, retirement or for cause, or if the employee terminates without cause, then the employer is obligated to pay the compensation and benefits only through the date of termination.

If termination occurs due to disability, as defined in the Employment Agreements, the employee will be entitled to payment of his Base Salary at 100% for one year and at 75% for the remaining portion of the employment term, adjusted by payments received by the employee pursuant to disability insurance and social security and workers compensation programs.

The Employment Agreements provide that during the employment period and for one year thereafter, the employee will not accept employment with any Significant Competitor, as that term is defined in the Employment Agreements, of the Corporation or its affiliates.

THE 1996 INCENTIVE STOCK OPTION PLAN

On April 25, 1996, the Board of Directors of Merchants adopted the Merchants and Manufacturers Bancorporation, Inc. 1996 Incentive Stock Option Plan (the "Plan") which was approved by the shareholders on May 28, 1996.

The Plan replaced the 1986 Incentive Stock Option Plan, which terminated in April 1996. The purpose of the Plan is to advance the interests of Merchants and its subsidiaries by encouraging and providing for the acquisition of an equity interest in Merchants by key employees and by enabling Merchants and its subsidiaries to attract and retain the services of employees upon whose skills and efforts the success of Merchants depends.

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan a copy of which may be obtained from Merchants upon request to John Krawczyk, Secretary, 14100 West National Avenue, P.O. Box 511160, New Berlin, WI 53151.

The Plan is administered by the Stock Option Committee of the Board or by any other committee appointed by the Board consisting of not less than three (3) directors (the "Committee"). The Committee is comprised of directors who are disinterested persons within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission. Subject to the terms of the Plan and applicable law, the Committee has the authority to: establish rules for the administration of the Plan; select the individuals to whom options are granted; determine the numbers of shares of Common Stock to be covered by such options; and take any other action it deems necessary for the administration of the Plan.

Participants in the Plan consist of the individuals selected by the Committee. Those selected individuals may include any executive officer or employee of Merchants or its subsidiaries who, in the opinion of the Committee, contribute to Merchants' growth and development.

Subject to adjustment for dividends or other distributions, recapitalizations, stock splits or similar corporate transactions or events, the total number of shares of Common Stock with respect to which options may be granted pursuant to the Plan is 60,000. The shares of Common Stock to be delivered under the Plan may consist of authorized but unissued stock or treasury stock.

Options may be granted by the Committee to key employees as determined by the Committee. The Committee has complete discretion in determining the number of options granted to each such grantee. It is intended that all options granted under the Plan will qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code.

The exercise price for all options granted pursuant to the Plan is the fair market value of the Common Stock on the date of grant of the option; however, in case of options granted to a person then owning more than 10% of the outstanding Common Stock, the option price will be not less than 110% of the fair market value on such date. The exercise price must be paid in cash at the time of exercise of the options.

Options granted under the Plan must be exercised within ten (10) years from the date of grant, provided that options granted to a person then owning more than 10% of the outstanding stock of Merchants must be exercised before the fifth anniversary of the date of grant. Options not exercised within the stated time period will expire.

The Committee may impose such transfer restrictions on the shares of Common Stock acquired pursuant to the exercise of options under the Plan as may be required, among others, by applicable federal or state securities laws. Merchants has a "right of first refusal" pursuant to which any shares of Common Stock acquired by exercising an option must first be offered to Merchants before they may be sold to a third party. Merchants may then purchase the offered shares on the same terms and conditions (including price) as apply to the potential third-party purchaser.

The Board of Directors of Merchants may terminate, amend or modify the Plan at any time, provided that no such action of the Board, without prior approval of the shareholders may: increase the number of shares which may be issued under the Plan; materially increase the cost of the Plan or increase benefits to participants or change the class of individuals eligible to receive options.

The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and Merchants will not be entitled to a tax deduction when an Incentive Stock Option is exercised. The tax consequences to an optionee upon disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option which qualifies as such under the Internal Revenue Code. Generally, there will be no tax consequences to Merchants in connection with the disposition of shares acquired under an option.

The following table presents information about stock options granted in 1998 to the officers named in the Summary Compensation Table.

                           STOCK OPTION GRANTS IN 1998

======================== ================= =========================== ================== =================
                             Options           % of Total Options          Exercise          Expiration
         Name                Granted         Granted in Fiscal Year          Price              Date
------------------------ ----------------- --------------------------- ------------------ -----------------
Michael Murry                 11,000                 22.10%                 $31.14            7/31/08
------------------------ ----------------- --------------------------- ------------------ -----------------
Robert Blonski                 2,475                  4.97%                 $30.91            4/30/08
------------------------ ----------------- --------------------------- ------------------ -----------------
Conrad Kaminski                3,300                  6.63%                 $30.91            4/30/08
------------------------ ----------------- --------------------------- ------------------ -----------------
James Bomberg                  4,950                  9.94%                 $30.91            4/30/08
------------------------ ----------------- --------------------------- ------------------ -----------------
John Krawczyk                  3,300                  6.63%                 $30.91            4/30/08
======================== ================= =========================== ================== =================

The following table summarizes for each of the officers named in the Summary Compensation Table the number of shares of Merchants stock acquired upon exercise of options during the fiscal year ended December 31, 1998; the aggregate dollar value realized upon exercise of options; the total number of unexercised options held at the end of the fiscal year ended December 31, 1998; and the aggregate dollar value of in-the-money unexercised options held at the end of the fiscal year ended December 31, 1998. Value realized upon exercise is the difference between fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised in-the-money options at the fiscal year-end is the difference between exercise price and the fair market value of the underlying stock on December 31, 1998, which was $39.50 per share. These values, unlike any amount which may be set forth in the column headed "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; the actual gains, if any, on exercise will depend on the value of Merchants' stock on the date of exercise. As of December 31, 1998, all unexercised options were exercisable.

                               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                                      AND FISCAL YEAR-END OPTION VALUES

======================= ===================== =============== ======================= =======================
                                                                    Number of          Value of Unexercised
                          Shares Acquired         Value        Unexercised Options     In-the-Money Options
                            on Exercise          Realized      on December 31, 1998    On December 31, 1998
         Name                   (#)                 $                  (#)                     ($)
----------------------- --------------------- --------------- ----------------------- -----------------------
Michael Murry                  2,250             $47,025              11,000            $  91,960
----------------------- --------------------- --------------- ----------------------- -----------------------
Robert Blonski                  ---                ---                 2,475            $  21,260
----------------------- --------------------- --------------- ----------------------- -----------------------
Conrad Kaminski                 ---                ---                 6,600            $ 117,967
----------------------- --------------------- --------------- ----------------------- -----------------------
James Bomberg                   ---                ---                 6,000            $  87,606
----------------------- --------------------- --------------- ----------------------- -----------------------
John Krawczyk                   ---                ---                 8,250            $ 158,872
======================= ===================== =============== ======================= =======================

BENEFIT PLANS

Merchants maintains a 401k Profit Sharing Plan for the benefit of all employees who have attained the age of 20-1/2 years and have completed six months of service as of the 401k Profit Sharing Plan anniversary date, June 1st. A participating employee may elect to defer a portion of his or her compensation (between 1% and 12% of base compensation, subject to certain limitations, in 1% increments) and contribute this amount to the 401k Profit Sharing Plan. Deferrals of up to 6% of compensation which are contributed to a trust set up pursuant to the 401k Profit Sharing Plan may be deducted by Merchants for federal income tax purposes. Merchants may make either or both of the following types of contributions out of its net profits to the 401k Profit Sharing Plan
(I) matching contributions up to 1% of base compensation; (ii) discretionary contributions which are based on consolidated earnings of Merchants. Employees of Merchants are fully vested in all amounts contributed to their account under matching and discretionary contributions made by Merchants. Total contributions amounted to $193,187 in 1998, contributions for Messrs. Murry, Blonski, Kaminski, Bomberg and Krawczyk (the persons listed in the Compensation Table) were $6,800, $5,508, $5,906, $6,589 and $4,266 respectively. With respect to the investment of individual accounts, a participant may direct the Trustee in writing to invest the vested portion of his/her account in specific assets, including Merchants' securities.

Merchants has established a Salary Continuation Plan to provide retirement income for President James Bomberg, Chief Financial Officer James Mroczkowski and Lincoln State Bank President Cynthia Loew. The Salary Continuation Plan is a non-qualified executive benefit plan in which Merchants agrees to pay the executive additional benefits at retirement in return for continued satisfactory performance. The Merchants Continuation Agreement provides for annual retirement benefits of $60,700 for Mr. Bomberg, $35,800 for Mr. Mroczkowski and $30,700 for Ms. Loew, commencing at age 65 and continuing for a period of 15 years. The Salary Continuation Plan is unfunded (no specific assets are set aside by Merchants in connection with the Plan). If the covered executive leaves the bank's employ, either voluntarily or involuntarily, the agreement under the Salary Continuation Plan terminates and the executive receives no benefits unless obligations under the Plan are assumed by a subsidiary of Merchants, because of the executive's employment status with such subsidiary. The Salary Continuation Plan is informally linked with a single premium universal life insurance policy. The executive is the insured under the policy, but Merchants is the owner and beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof.

Franklin State Bank has adopted a Deferred Compensation Plan. Directors of Franklin State Bank may elect to defer the directors' fees paid to them until retirement with no income tax payable by the director until retirement benefits are received. The deferral agreement provides for full vesting since the covered director is setting aside his current compensation. Payments begin in the first year following retirement.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

THE COMMITTEE

The Executive Personnel/Compensation Committee meets periodically to review the performance and compensation of certain senior officers of Merchants and its subsidiaries, including all executive officers of Merchants. The Executive Personnel/Compensation Committee is comprised of Messrs. James Sass, Gervase Rose, and Nicholas Logarakis. No member of the Committee is an employee or officer of the Corporation or its subsidiaries. The committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1.0 million per executive. The Committee's recommended compensation amounts meet the requirements for deductibility. The Executive Personnel/Compensation Committee held one meeting during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Corporations of which Messrs. Sass, Rose and Logarakis are executive officers had loans with subsidiary banks of Merchants. See "Election of Directors - Certain Transactions." There are no other interlocking relationships as defined by the Securities and Exchange Commission, and no Merchants officer is a member of the Committee.

GENERAL POLICY

The compensation objective of Merchants and its subsidiaries is to link compensation with corporate and individual performance in a manner which will attract and retain competent personnel with leadership qualities. The process gives recognition to the compensation practices of competing organizations.

In an effort to achieve the long-term goals of shareholders, the compensation program ties a significant portion of total compensation to the financial performance of the Corporation compared to peer group performance. The Executive Personnel/Compensation Committee makes recommendations on the compensation of the Corporation's officers to the Board of Directors. The Compensation Committee's recommendations reflect its assessment of the contributions to the long-term profitability and financial performance made by individual officers. In this connection, the Committee considers, among other things, the type of the officer's responsibilities, the officer's long-term performance and tenure, compensation relative to peer group and the officer's role in ensuring the future financial success of the

Corporation. Financial goals considered by the Committee include earnings per share, return on assets, return on equity, asset quality, growth and expense control.

In addition to measuring performance in light of these financial factors, the Committee considers the subjective judgment of the Chairman of the Board in evaluating performance and establishing salary, bonus, and long-term incentive compensation for individual officers, other than the Chairman. The Committee independently evaluates the performance of the Chairman, taking into consideration such subjective factors as leadership, innovation and entrepreneurship in addition to the described financial goals.

BASE SALARY

In determining officer salaries, the Committee considers surveys and data regarding compensation practices of similar sized financial institutions with comparable products in similar markets. The Committee also considers the Chairman's assessment of the performance, the nature of the position and the contribution and experience of individual officers (other than the Chairman of the Board). The Committee independently evaluates the Chairman's performance and compares his compensation to peer group data.

ANNUAL BONUSES

Officers of the Corporation and its subsidiaries are awarded annual bonuses in January based on the previous year's financial performance at the discretion of the Committee. The amount of the bonus is recommended to the Committee by the Chairman, based on his and the officer's immediate supervisor's evaluation of the achievement of corporate and individual goals and assessment of subjective factors such as leadership, innovation and commitment to corporate advancement. The Corporation annual incentive bonus is based on the overall consolidated financial performance of the Corporation.

CHAIRMAN OF THE BOARD COMPENSATION

The compensation of the Chairman was established at a level which the Committee believed would approximate compensation of the Chairmen with comparable responsibilities of similar organizations and would reflect prevailing market conditions. The Committee took into consideration a variety of factors, including the achievement of corporate financial goals and individual goals. The financial goals included increased earnings, return on assets, return on equity and asset quality. No formula assigning weights to particular goals was used, and achievement of other corporate performance goals was considered in general. The Committee believes that the total compensation awarded to the Chairman of the Board for 1998 is fair and appropriate under the circumstances.

In 1998 the Chairman of the Board reduced his participation in the Corporation's day to day activities. He remains as the Corporation's chief commercial lender, new business developer, and strategic planner. The Chairman's 1998 salary was decreased to reflect the reduced time spent and the delegation of certain duties to the Chief Executive Officer and other executive officers.

STOCK OPTIONS

The Committee administers the 1996 Incentive Stock Option Plan. Stock options are designed to furnish long-term incentives to the officers of the Corporation to build shareholder value and to provide a link between officer compensation and shareholder interest. The Committee made awards under the Stock

Option Plan to the officers of the Corporation and its subsidiaries in 1998. Awards were based upon performance, responsibilities and the officer's relative position and ability to contribute to future performance of the Corporation. In determining the size of the option grants, the Committee considered information and evaluations provided by the Chairman of the Board. The award of option grants to the Chairman is based on the overall performance of the Corporation and on the Committee's assessment of the Chairman's contribution to the performance and his leadership.

The Executive Personnel Compensation Committee: Nicholas Logarakis, Gervase Rose, James Sass

                 SHAREHOLDER RETURN AND PERFORMANCE PRESENTATION

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return (change in year-end stock price plus reinvested dividends) on Merchants' Common Stock with the cumulative total return of the Nasdaq Bank Index and the S&P 500 for the period of five fiscal years commencing on December 31, 1993, and ending December 31, 1998. The Nasdaq Bank Index is prepared for Nasdaq by the center for Research in Securities Prices at the University of Chicago. The graph assumes that the value of the investment in Merchants stock and for each index was $100 on December 31, 1993.


               12/31/93       12/31/94       12/31/95       12/31/96       12/31/97       12/31/98
Merchants       100.00         106.32         115.52         134.28         215.24         303.76
Nasdaq Bank     100.00          99.64         148.38         195.91         328.02         324.90
S&P 500         100.00         101.23         139.28         171.23         228.34         293.60

Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

                                   PROPOSAL 2

                    PROPOSAL TO AMEND MERCHANTS' ARTICLES OF
               INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK.

DESCRIPTION OF AMENDMENT:

The Merchants' Board of Directors unanimously approved and recommended that Merchants' shareholders approve an amendment to Article IV of the Articles which will increase the number of authorized shares of Common Stock of Merchants from 3,000,000 shares to 6,000,000 shares. If the proposal is adopted by Merchants' shareholders, it is expected that the amendment will become effective on May 25, 1999, or as soon as practicable thereafter. No holder of the Common Stock of Merchants has any preemptive rights. The complete text of the amendment is attached to this Proxy Statement as Exhibit A.

Under the current Articles, Merchants is authorized to issue up to 3,000,000 shares of Common Stock, par value $1.00. As of April 19, 1999, 1,489,754 shares were outstanding. If the amendment is adopted, Merchants would be authorized to issue up to 6,000,000 shares of Common Stock, par value $1.00.

REASONS FOR AND EFFECT OF AMENDMENT:

The Board of Directors believes that it is desirable to have additional authorized shares of Common Stock available for stock dividends and splits, possible acquisitions and other general corporate purposes. As previously announced, Merchants has entered into a merger agreement pursuant to which additional shares of Common Stock would be issued, if the transaction is consummated. While Merchants cannot predict when and if stock dividends or stock splits or acquisitions will occur, having the additional authorized shares available for issuance in the future will provide greater flexibility and will avoid the delay and expense of a special shareholders meeting, unless such meeting is required by applicable law.

The increase in the number of authorized shares is not designed to deter or prevent a change in control; however, under certain circumstances, Merchants could use additional shares to avoid a takeover or change in control of Merchants which the Board of Directors deems not to be in the best interest of the Shareholders of Merchants. Merchants is not aware of any attempt to effect such a takeover or change in control. With the exception of the aforementioned merger, as of this date there are no plans or commitments with respect to the issuance of additional shares of Common Stock of Merchants.

The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon proportionate voting power of present shareholders of Merchants. However, to the extent that shares are subsequently issued to persons other than present shareholders and/or in proportions other than the proportion that presently exists, such issuance could have a dilutive effect on present shareholders.

If a quorum exists, the proposed amendment to the Articles of Incorporation is approved if the votes cast favoring the amendment exceed the votes opposing the amendment. A majority of the votes entitled to be cast on the amendment constitutes a quorum. The Board of Directors recommends that the shareholders vote FOR the amendment. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies or abstain from voting on this matter. The complete text of the proposed amendment is attached to this proxy statement as Exhibit A.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Ernst & Young LLP as Merchants' independent auditors for the fiscal year ending December 31, 1999. Representatives of Ernst & Young will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                                  OTHER MATTERS

Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE SECRETARY, MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., 14100 WEST NATIONAL AVENUE, P.O.BOX 511160, NEW BERLIN, WISCONSIN, 53151.

                                           By Order of the Board of Directors,



                                           By:   /s/ Michael J. Murry
                                               ---------------------------------
                                           Michael J. Murry
                                           Chairman of the Board

May 5, 1999

                                    EXHIBIT A


      RESOLVED, that the Articles of Incorporation of Merchants and Manufacturers Bancorporation, Inc. be amended by striking out amended
      Article IV, relating to Capital, reading as follows:

             "The aggregate number of shares of stock which this Corporation shall have authority to issue shall be three million (3,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share."

      and inserting in lieu thereof the following:

             "The aggregate number of shares of stock which this Corporation shall have authority to issue shall be six million (6,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share."

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
                           14100 WEST NATIONAL AVENUE
                              NEW BERLIN, WISCONSIN

                            PROXY FOR ANNUAL MEETING

This Proxy is solicited by the Board of Directors of Merchants and Manufacturers Bancorporation, Inc. ("Merchants") for the Annual Meeting of shareholders on May 25, 1999.

The undersigned hereby constitutes and appoints Keith Winters and Casimir Janiszewski, and each of them, with full power to act alone and with power of substitution, to be the true and lawful attorney and proxy of the undersigned to vote at the Annual Meeting of Shareholders of Merchants, to be held at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin 53215 on May 25, 1999 at 4:00 p.m. (or at any adjournment(s) thereof), the shares of stock which the undersigned would be entitled to vote on the election of Directors and the proposal to amend the Articles of Incorporation and in their discretion on such other business as may properly come before the meeting or adjournment(s). The undersigned hereby revokes any proxy heretofore given and ratifies all that said attorneys and proxies or their substitutes may do by virtue hereof.

1.    ELECTION OF DIRECTORS

      To elect the six persons listed below as Class I Directors as discussed in the Proxy Statement dated May 5, 1999 attached hereto.

                  Thomas Gapinski                    Gervase Rose
                  J. Michael Bartels                 Robert Donaj
                  John Krawczyk                      James Sass

         [  ]     Elect as Directors the six nominees listed above.

         [  ]     Withhold authority to vote for the six nominees listed above.

         [  ]     Withhold authority to vote for individual nominees (to
                  withhold authority to vote for any individual nominee, check this box and draw a line through that nominee's name above).

2.    ADOPTION OF RESOLUTION AMENDING THE CORPORATION'S ARTICLES OF
      INCORPORATION

      Adoption of the resolution amending the Corporation's Articles of Incorporation to increase the number of authorized shares of $1.00 par value common stock from 3,000,000 to 6,000,000 shares.

              FOR      [  ]             AGAINST  [  ]              ABSTAIN  [  ]

The Board of Directors recommends a vote FOR the election of the six persons listed above, and FOR adoption of Proposal 2, as described in the Proxy Statement.

If any additional matters are properly presented, the persons named in the proxy will have the discretion to vote in accordance with their own judgment in such matters. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by written notice to the Secretary of the Corporation, or by submitting a later-dated proxy, or by attending the annual meeting. This Proxy will be voted in accordance with instructions given by the stockholder, but if no instructions are given, this Proxy will be voted to elect the persons listed above and FOR adoption of the listed proposal.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated May 5, 1999, and the Proxy Statement enclosed herewith.

Dated                            , 1999
      ---------------------------

                                               Number of Shares:
                                                                ----------------

---------------------------------              ---------------------------------
Signature of Stockholder                       Stockholder's Name (Please print)

---------------------------------              ---------------------------------
Signature of Stockholder                       Stockholder's Name (Please print)


                  (Please sign your name exactly as it appears on the stock certificate. In signing as Executor, Administrator, Personal Representative, Guardian, Trustee, or Attorney, please add your title as such. All joint owners should sign.)

                               1998 ANNUAL REPORT
                                TABLE OF CONTENTS

                                                                           PAGE
  Chairman's Letter                                                         2

  Selected Consolidated Financial Data                                      4

  Selected Quarterly Financial Data                                         5

  Management's Discussion and Analysis of Financial
  Conditions and Results of Operations                                      5

  Business of The Corporation                                              20

  Report of Management                                                     24

  Report of Independent Auditors                                           25

  Consolidated Statements of Financial Condition                           26

  Consolidated Statements of Income                                        27

  Consolidated Statements of Stockholders' Equity                          28

  Consolidated Statements of Cash Flows                                    29

  Notes to Consolidated Financial Statements                               31

  Directors and Officers                                                   51

  Investor Information                                                     55

Dear Stockholders:

1998 was a year of progress for Merchants & Manufacturers BanCorp. For the fourth consecutive year, MMBC realized steady growth in earnings and in 1998 the stock outperformed the Standard & Poors 500 Index. This, in turn, has caused the stock price to increase steadily over the last few years. In April, the directors declared a 3 for 2 stock split, and in October, a 10% stock dividend.

MMBC's strategy for growth as an independent community banking resource is continuing as planned. We have opened a new Senior Service Center in West Allis, bringing the total number of Senior Service Centers to eight. The addition of two new experienced commercial lenders, Thomas Wangerin and Perfecto Rivera has produced marked growth in that area. In the fall of 1998, we opened the Franklin Business Park Branch and Conference Center. In addition to full banking facilities, the center offers state-of-the-art technology for business and other meetings, including teleconferencing, for customers in the Franklin Business Park and elsewhere. We expect the Center to be of great use to existing customers, as well as a vehicle to attract new business.

In order to realize our goal of building a network of community banks in strategic locations, MMBC is pursuing representation in one of the most rapidly evolving areas of Wisconsin. I am happy to report that we are in final negotiations with Pyramid Bancorp and its subsidiary Grafton State Bank. Regulatory approval should be completed by July of 1999. Grafton's philosophy, like ours, is based on Community Banking. Their retail experience will make them an exceptional partner, and we look forward to working with them.

In line with our philosophy of expanding on fee income products, we have developed a joint venture with Dana Investment Advisors, Inc. to provide custom retirement solutions to our business customers. In the near future, we will be introducing alternative investment options in conjunction with Robert W. Baird, as well as Internet banking.

We have all received information in recent months regarding the Year 2000. MMBC recognized the need to address this issue several years ago. As always, our main concern is to deliver the highest level of customer service. With this thought in mind, our Year 2000 team has developed a plan to ensure continued access to all of the services that you have come to rely on. Recently, we mailed to our customers, information which explains our plan. MMBC, as your bank, will be prepared to assist you in January 2000, whether you need to cash a check, make a deposit, use a TYME machine, charge on your credit card, or access any other service that we offer.

This year, we noted with deep regret the passing of Adrian Choinski and Dr. Thomas Kozina. Both gentlemen were original directors of MMBC and who greatly contributed to the growth of the Corporation. We extend condolences to their families and friends. They will be missed.

I would like to thank our employees and directors for their efforts in making us a more prominent presence in our communities. We have provided continued support to the Lincoln Neighborhood Redevelopment Corporation, The St. Josaphat Basilica Foundation, the new Polish Cultural Center, and many other civic and charitable groups. Our employees continue their involvement with the Milwaukee Symphony, Polish Fest, St. Francis Hospital, the American Cancer Society, and other community organizations.

We believe our commitment to stockholders, customers, community, and to each other will help us continue our plan for increased growth and profitability. More importantly, we look forward to having you join us in "Growing A Stronger Community."

Sincerely,



By:   /s/ Michael J. Murry
   ---------------------------------
Michael Murry
Chairman of the Board

                             SELECTED FINANCIAL DATA

         The following table summarizes certain historical financial data regarding the Corporation. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Corporation presented elsewhere herein (dollars in thousands, except per share data):



                                                                         At or For the Year Ended December 31,
                                                             --------------------------------------------------------------------
                                                                  1998          1997          1996          1995          1994
                                                                  ----          ----          ----          ----          ----
   SELECTED BALANCE SHEET DATA
   Total assets                                                 $ 334,503     $ 296,678    $ 267,723     $ 264,247     $ 248,181
   Loans receivable, net                                          251,815       227,178      189,791       163,650       149,925
   Investment securities held to maturity                               0             0            0             0         4,326
   Investment securities available for sale                        15,721        12,649       15,499        15,833         9,464
   Mortgage-related securities available for sale                  22,850        28,169       27,154        44,251        54,634
   Deposits                                                       289,230       264,669      232,933       233,083       223,446
   Short-term borrowings                                           13,260         1,500        6,850         3,000             0
   Stockholders' equity                                            30,997        29,496       26,380        26,543        23,573
   Realized stockholders' equity(2)                                31,631        29,505       26,583        26,724        25,512

   SELECTED INCOME STATEMENT DATA
   Total interest income (taxable-equivalent)(1)                  $23,336       $21,126      $19,401      $ 18,479      $ 16,212
   Total interest expense                                          10,589         9,090        8,362         7,921         6,155
                                                             --------------------------------------------------------------------
         Net interest income                                       12,747        12,036       11,039        10,558        10,057
   Provision for loan losses                                          250           192          460           132            43
                                                             --------------------------------------------------------------------
         Net interest income after provision for
           loan losses                                             12,497        11,844       10,579        10,426        10,014

   Net gain (loss) on security sales                                  217            78           70            61         (244)
   Other noninterest income                                         2,113         1,578        1,485         1,267         1,185
                                                             --------------------------------------------------------------------
         Total noninterest income                                   2,330         1,656        1,555         1,328           941
   Noninterest expense                                             10,532         9,620       10,021         9,040         8,484
                                                             --------------------------------------------------------------------
         Income before income taxes                                 4,295         3,880        2,113         2,714         2,471
   Income taxes                                                     1,468         1,439          730           917           874
   Less taxable equivalent adjustment                                 121            32           73            96            73
                                                             --------------------------------------------------------------------
         Net income                                               $ 2,706       $ 2,409      $ 1,310       $ 1,701       $ 1,524
                                                             ====================================================================

   PER SHARE DATA(3)
   Net income - basic                                              $ 1.81        $ 1.67       $ 0.91        $ 1.16        $ 1.04
   Net income - diluted                                            $ 1.78        $ 1.65       $ 0.90        $ 1.15        $ 1.03
   Cash dividend declared                                          $ 0.59        $ 0.48       $ 0.48        $ 0.39        $ 0.31
   Book value                                                     $ 20.80       $ 19.78      $ 18.48       $ 18.06       $ 16.10
   Average shares outstanding                                   1,497,763     1,442,723    1,439,560     1,467,967     1,469,581

   OTHER DATA
   Net interest margin                                              3.64%         3.95%        3.87%         3.86%         3.93%
   Allowance for loan losses to non-accrual loans                 225.47%       299.42%      206.87%       232.92%       189.64%
   Nonperforming assets to total assets                             0.31%         0.24%        0.35%         0.25%         0.35%
   Stockholders' equity to total assets                             9.27%         9.94%        9.85%        10.04%         9.50%
   Average stockholders' equity to average assets                   9.69%         9.77%        9.94%        10.01%         9.87%
   Return on assets (ratio of net income to
     average total assets)                                          0.86%         0.86%        0.50%         0.67%         0.62%
   Return on stockholders' equity (ratio of net
     income to average equity)                                      8.92%         8.82%        5.00%         6.71%         6.27%
   Dividend payout ratio                                           32.85%        29.18%       52.75%        33.45%        29.79%
   Facilities:
       Number of full-service offices                                   9             8            8             8             6
       Number of limited services offices                               8             6            6             6             4

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.
(2) Excludes SFAS 115 mark-to-market equity adjustment.
(3) All per share information presented in this report has been retroactively restated to give effect to the 3 for 2 stock split, declared in April 1998 and the 10% stock dividend declared in October 1998, as if each occurred as of January 1, 1994.

         The following table sets forth certain unaudited income and expense data on a quarterly basis for the periods indicated (dollars in thousands, except per share data):


                                                        1998                                                1997
                                 ---------------------------------------------------------------------------------------------------
                                     3/31          6/30        9/30        12/31           3/31       6/30        9/30        12/31
                                 ---------------------------------------------------------------------------------------------------
Interest income
  (taxable-equivalent) (1)            $5,643      $5,709      $5,940      $6,044          $4,952      $5,173      $5,386      $5,615
Interest expense                       2,512       2,606       2,719       2,752           2,168       2,201       2,321       2,400
                                 ---------------------------------------------------------------------------------------------------
    Net interest income                3,131       3,103       3,221       3,292           2,784       2,972       3,065       3,215
Provision for loan losses                 75          75          50          50              48          48          48          48
Noninterest income                       450         559         529         792             396         390         433         437
Noninterest expense                    2,965       2,546       2,545       2,476           2,625       2,318       2,343       2,334
                                 ---------------------------------------------------------------------------------------------------
    Income before taxes                  541       1,041       1,155       1,558             507         996       1,107       1,270
Income taxes                             180         367         382         539             196         366         408         469
Less taxable equivalent
    adjustment                            12          16          50          43               6           6           8          12
                                 ===================================================================================================
    Net income                          $349        $658        $723        $976            $305        $624        $691        $789
                                 ===================================================================================================
Basic earnings per share               $0.24       $0.44       $0.48       $0.65           $0.21       $0.44       $0.48       $0.54
                                 ===================================================================================================
Diluted earnings per share             $0.23       $0.44       $0.47       $0.64           $0.21       $0.43       $0.48       $0.53
                                 ===================================================================================================
Dividends per share                    $0.12       $0.13       $0.15       $0.20           $0.12       $0.12       $0.12       $0.12
                                 ===================================================================================================

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
GENERAL

         The following discussion is intended as a review of significant factors affecting the Corporation's financial condition and results of operations as of and for the period ended December 31, 1998, as well as providing comparisons with previous years. This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes and the selected financial data presented elsewhere in this report.

NET INTEREST INCOME

         Net interest income equals the difference between interest earned on assets and the interest paid on liabilities and is a measure of how effectively management has balanced and allocated the Corporation's interest rate sensitive assets and liabilities. Net interest income is the most significant component of earnings. Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes on a fully tax equivalent basis. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a taxable-equivalent basis.

         Net interest income on a fully tax equivalent basis increased to $12.7 million in 1998, compared with $12.0 million in 1997 and $11.0 million in 1996. This increase of $711,000 in net interest income in 1998 was due primarily to an increase in the volume of earning assets in 1998 (a $2.8 million increase). This gain was partially offset by an increase in the volume of interest bearing liabilities (a $1.4 million increase).

         The total increase in average earning assets was primarily due to an increase in average loans of $29.2 million. All of the loan growth was internally generated. Interest bearing deposits increased $27.6 million in 1998. The Corporation's entrance into new markets, introduction of new products and its pricing of time deposits were contributing factors to the growth in deposits.

         The following table sets forth, for the periods indicated, information regarding the average balances of assets and liabilities and the total dollar amount of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities, and net interest margin. Average balances have been calculated using average daily balances during such periods (dollars in thousands):



                                                              At or for the Year Ended December 31,
                                --------------------------------  --------------------------------   -------------------------------
                                              1998                              1997                              1996
                                --------------------------------  --------------------------------   -------------------------------
                                 AVERAGE               AVERAGE     Average               Average      Average              Average
                                 BALANCE    INTEREST    RATE       Balance    Interest    Rate        Balance   Interest     Rate
                                 -------    --------   -------     -------    --------   -------      -------   --------   -------
ASSETS
Loans(1),(2)                      $237,977    $19,985     8.40%     $208,807    $17,972     8.61%     $176,790    $15,230      8.61%
Loans exempt from federal
  income taxes(3)                      600         71    11.83%          683         77    11.27%          753         88     11.69%
Taxable investment                  11,896        715     6.01%       16,043        967     6.03%       17,260      1,028      5.96%
  securities(4)
Mortgage-related securities(4)      28,350      1,761     6.21%       23,629      1,508     6.38%       38,475      2,407      6.26%
Investment securities exempt
  from federal income taxes(3),(4)   4,194        285     6.80%          233         18     7.73%        2,003        126      6.29%
Other securities                    10,079        519     5.15%       11,091        584     5.27%       10,139        522      5.15%
                                  -------------------              --------------------              --------------------
Interest earning assets            293,096     23,336     7.96%      260,486     21,126     8.11%      245,420     19,401      7.91%
Non interest earning assets         20,258                            19,082                            18,238
                                  --------                         ---------                         ---------
    Average Assets                $313,354                          $279,568                          $263,658
                                  ========                         =========                         =========

LIABILITIES AND STOCKHOLDERS'
    EQUITY
NOW deposits                       $23,656        592     2.50%      $21,466        405     1.89%      $23,011        479      2.08%
Money market deposits                7,407        176     2.38%        6,448        155     2.40%        6,291        158      2.51%
Savings deposits                    60,032      1,318     2.20%       61,575      1,327     2.16%       64,345      1,400      2.18%
Time deposits                      151,590      8,363     5.52%      125,600      7,010     5.58%      109,862      6,109      5.56%
Other borrowings                     2,454        140     5.70%        3,425        193     5.64%        3,564        216      6.06%
                                   ------------------              --------------------              --------------------
Interest bearing liabilities       245,139     10,589     4.32%      218,514      9,090     4.16%      207,073      8,362      4.04%
                                             --------                          --------                         ---------
Demand deposits and other non
    interest bearing                37,846                            33,745                            30,369
    liabilities
Stockholders' equity                30,369                            27,309                            26,216
                                   -------                         ---------                         ---------
    Average Liabilities and
      stockholders' Equity        $313,354                          $279,568                          $263,658
                                  ========                         =========                         =========
Net interest income/spread                    $12,747     3.64%                 $12,036     3.95%                 $11,039      3.87%
                                             =================                 =================                ===================
Net interest earning assets        $47,957                           $41,972                           $38,347
                                  ========                         =========                         =========
Net yield on interest earning
  assets                                                  4.35%                             4.62%                              4.50%
                                                      ========                          ========                           ========
Ratio of average
  interest-earning
  assets to average interest-
  bearing liabilities                 1.20                              1.19                              1.19
                                  ========                         =========                         =========


(1) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.

(2) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.

(3) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.

(4) Average balances of securities available-for-sale are based on amortized cost.

         The following table sets forth the effects of changing interest rates and volumes of interest earning assets and interest bearing liabilities on net interest income of the Corporation. Information is provided with respect to (i) effect on net interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume),
(iii) changes in a combination of rate and volume (changes in rate multiplied by changes in volume), and (iv) net change (in thousands):


                                                                        For the Year Ended December 31,
                                        ---------------------------------------------  ---------------------------------------------
                                                    1998 vs. 1997                                     1997 vs. 1996
                                        ---------------------------------------------  ---------------------------------------------
                                                     INCREASE/(DECREASE)                          INCREASE/(DECREASE)
                                                           DUE TO           TOTAL                         DUE TO            TOTAL
                                        ----------------------------------             ---------------------------------
                                                                 VOLUME    INCREASE                            VOLUME    INCREASE
                                          VOLUME       RATE      & RATE   (DECREASE)     VOLUME      RATE      & RATE   (DECREASE)
                                          ------       ----      ------   ----------     ------      ----      ------   ----------
Interest-Earning Assets:
  Loans receivable(1)                        $2,511     ($437)     ($61)    $2,013       $2,758      ($14)       ($2)      $2,742
  Loans exempt from federal
    income taxes(2)                             (10)        4         0         (6)          (8)       (3)         0          (11)
  Taxable investment securities(3)             (250)       (3)        1       (252)         (74)       12          1          (61)
  Mortgage-related securities(3)                301       (40)       (8)       253         (928)       48        (19)        (899)
  Investment securities exempt
    from federal income taxes(2),(3)            306        (2)      (37)       267         (112)       29        (25)        (108)
  Other securities                              (53)      (13)        1        (65)          49        12          1           62
                                        ------------------------------------------     ------------------------------------------
    Total interest-earning assets            $2,805     ($491)    ($104)     2,210       $1,685       $84       ($44)       1,725
                                        ==========================================     ==========================================

Interest-Bearing Liabilities:
  NOW deposits                                  $42      $132       $13       $187         ($32)     ($45)        $3         ($74)
  Money market deposits                          23        (2)        0         21            4        (7)         0           (3)
  Savings deposits                              (33)       25        (1)        (9)         (61)      (13)         1          (73)
  Time deposits                               1,451       (81)      (17)     1,353          875        23          3          901
  Other borrowings                              (54)        2        (1)       (53)          (9)      (15)         1          (23)
                                        ------------------------------------------    -------------------------------------------
    Total interest-bearing liabilities       $1,429       $76       ($6)    $1,499         $777      ($57)        $8         $728
                                        ==========================================    ===========================================
Net change in net interest income                                             $711                                           $997
                                                                          ========                                      =========

(1) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual during the period indicated.
(2) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.

PROVISION FOR LOAN LOSSES

         During 1998, the Corporation made a provision of $250,000 to the allowance for loan losses, as compared to a provision of $192,000 in 1997 and $460,000 in 1996. The 1996 increase did not reflect deteriorating quality in the loan portfolio but primarily reflected an increase in loan volume and management's assessment of general economic conditions. Loan charge-offs for 1998 increased by $10,000, over 1997 to $48,000. This compares to charge-offs of $82,000 in 1996. Although management considers the allowance for loan losses to be adequate to provide for potential losses in the loan portfolio, there can be no assurance that losses will not exceed estimated amounts or that the subsidiary banks will not be required to make further and possibly larger additions to their allowance in the future.

NON-INTEREST INCOME

         Non-interest income increased $674,000 in 1998 and $101,000 in 1997. The composition of non-interest income is shown in the following table (in thousands).


                                                           For the Year Ended December 31,
                                                                1998     1997    1996
                                                            --------- -------- -------
              Service charges on deposit accounts               $743     $746    $725
              Service charges on loans                           255      141     172
              Net gain on securities sales                       217       78      70
              Other                                            1,115      691     588
                                                             =======  ======= =======
                  Total noninterest income                    $2,330   $1,656  $1,555
                                                             =======  ======= =======

         Service charge income on deposit accounts decreased $3,000 in 1998 and increased $21,000 from 1996 to 1997. The decrease in the charges on eligible accounts caused the change in 1998 income, while the 1997 increase can be attributed to raising of fees assessed on deposit accounts.

         Service charges on loans increased $114,000 from $141,000 in 1997 to $255,000 in 1998. The 1998 increase can be attributed to the high volume of loan refinancing and the sizable increase in new loans generated.

         The Corporation recorded a net gain of $217,000 on the sale of $26.8 million of securities in 1998, $78,000 on the sale of $12.3 million of securities in 1997 and $70,000 on the sale of $15.8 million of securities in 1996. The proceeds from the sale of the investments were used to purchase short term variable rate securities and to meet existing loan demand.

         Other non-interest income increased $424,000 in 1998 and increased $103,000 in 1997. Two items were primarily responsible for the 1998 increase. The first was a $124,000 gain on the sale of $9.7 million of residential mortgage loans. The proceeds from the sale of these loans were used to fund new commercial loans and to meet the liquidity needs of the banks. The other component of increased fee income is the charge assessed non-customers for the use of the Corporation's automated teller machines. The Corporation initiated a surcharge in late 1997 that charged non-customers $1.00 per ATM transaction. This new source of income generated $309,000 of additional income in 1998 over 1997. The Corporation anticipates this income may decline in the future as consumers adjust their ATM use habits and as the Corporation shares these revenues with merchants that allow the banks to place machines in their businesses.

NON-INTEREST EXPENSE

         Non-interest expense increased $912,000 (9.5%) for the year ended December 31, 1998, and decreased $401,000 (4.0%) for the year ended December 31, 1997. The major components of non-interest expense are shown in the following table (in thousands).


                                                                           For the Year Ended December 31,
                                                                       1998              1997              1996
                                                                   --------------------------------------------
              Salaries and employee benefits                         $6,099            $5,453            $5,223
              Premises and equipment                                  1,580             1,412             1,340
              Data processing fees                                      623               612               561
              SAIF Assessment                                             0                 0               604
              Federal deposit insurance premiums                         95                75               159
              Other                                                   2,135             2,068             2,134
                                                                   --------           -------          --------
                  Total noninterest expense                         $10,532            $9,620           $10,021
                                                                   ========           =======          ========

         Salaries and employee benefits increased $646,000 in 1998, reflecting additional staff hires, higher benefit costs, changes in personnel and normal pay raises. The 1998 increase in the cost of employee benefits, particularly medical insurance amounted to $75,000.

         Premises and equipment expense increased $168,000 in 1998. The increase was due to the first full year operation of the corporate headquarters completed in May 1997 and the construction of the Franklin State Bank branch office that was completed in October 1998. The $72,000 increase in 1997 was the result of the construction of the corporate headquarters and increase in regular occupancy expenses.

         Data processing fees increased $11,000 in 1998 and $51,000 in 1997. The increases were due to increased volume and new services being provided by the service bureau.

         During the third quarter of 1996 Lincoln Community Bank incurred a $604,000 charge from the FDIC which represented its share of the recapitalization of the Savings Association Insurance Fund (SAIF). This charge was set at 0.657% of Lincoln Community Bank's deposit liabilities as of March 31, 1995. Although this charge adversely impacted results of operations, it is expected to provide long-term benefits to the Corporation in the form of lower federal insurance premiums.

         Federal deposit insurance fees represent premiums paid for FDIC insurance on the banks' deposits. The FDIC assesses the banks based on the level of deposits. The 1998 insurance premium increased $22,000, due to the higher level of deposits. In 1995 the Bank Insurance Fund (BIF) reached its prescribed capitalization level mandated by Congress as part of FDIC Institutions Improvement Act of 1991. As a result the bank's premium was reduced by $84,000 in 1997.

         Other expenses increased $67,000 in 1998. These increases are the result of changes in operating expenses such as consulting fees, examination costs, insurance costs, robberies and check losses. In 1997 other expenses decreased $66,000. The decrease was primarily due to a reduction in service charges being paid to the Corporation's corespondent bank and a decrease in the Corporation's annual fee to the Lincoln Neighborhood Redevelopment Corporation.

INCOME TAXES

         The Corporation's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans and interest income on securities in the M&M Lincoln Investment Corporation portfolio and Lincoln Investment Management Corporation for which state taxes are not imposed. The Corporation recorded provisions for income taxes totaling $1.4 million in 1998, $1.4 million in 1997 and $730,000 in 1996. Although the 1998 tax expense increased $29,000, the effective tax rate declined from 37.4% in 1997 to 35.2% in 1998. This was achieved by increasing the balance of tax-exempt securities. The increase in 1997 income taxes is a result of higher taxable income.

NET INCOME

         For the years ended December 31, 1998, 1997 and 1996, the Corporation posted net income of $2.706 million, $2.409 million and $1.310 million, respectively.

LOANS RECEIVABLE

         Net loans receivable increased $24.6 million, or 10.8%, from $227.2 million at December 31, 1997, to $251.8 million at December 31, 1998. Loans receivable consist mainly of mortgages secured by residential properties located in the Corporation's primary market area and commercial loans secured by business assets, real estate, and guarantees. The following table shows the composition of the Corporation's loan portfolio on the dates indicated (in thousands):


                                                                                   At December 31,
                                                     1998              1997             1996              1995             1994
                                            ------------------------------------------------------------------------------------
  First Mortgage:
    Conventional single-family residential         $43,912           $58,821          $58,358           $57,629          $55,478
    Commercial and multifamily residential         112,015            78,365           61,707            44,594           42,046
    Construction and land                           15,853            18,191           12,872            12,619            8,254
                                            ------------------------------------------------------------------------------------
                                                   171,780           155,377          132,937           114,842          105,778
  Commercial business loans                         64,094            56,846           45,036            36,605           35,118
  Consumer and installment loans                    13,578            12,220           10,984            10,810            7,377
  Leases                                             2,599             2,311              599                 0                0
  Home equity loans                                  1,346             1,496            1,367             1,695            1,577
  Other                                                763             1,081              883             1,326            1,644
                                            ------------------------------------------------------------------------------------
                                                    82,380            73,954           58,869            50,436           45,716
  Less:
    Deferred loan fees                                  43                60               76                95              105
    Allowance for loan losses                        2,302             2,093            1,939             1,533            1,464
                                            ====================================================================================
                                                  $251,815          $227,178         $189,791          $163,650         $149,925
                                            ====================================================================================

         The following table presents information as of December 31, 1998 regarding first mortgage and commercial business loan maturities and contractual principal repayments of loans during the periods indicated. Loans with adjustable interest rates are shown maturing in the year of their contractual maturity. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.


                                                                               AFTER ONE BUT
                                                                WITHIN ONE       WITHIN FIVE       AFTER FIVE
                                                                  YEAR             YEARS             YEARS            TOTAL
                                                        ---------------------------------------------------------------------
          COMMERCIAL BUSINESS LOANS                              $34,829         $ 29,042           $   223          $ 64,094
          FIRST MORTGAGE LOANS                                    56,281           81,478            34,021           171,780
                                                        ---------------------------------------------------------------------
                                                                 $91,110         $110,520           $34,244          $235,874
                                                        =====================================================================
          LOANS MATURING AFTER ONE YEAR WITH:
          FIXED INTEREST RATES                                                   $103,506           $11,337
          VARIABLE INTEREST RATES                                                   7,013            22,907
                                                                          =================================
                                                                                 $110,519           $34,244
                                                                          =================================

ALLOWANCE FOR LOAN LOSSES

         The Corporation maintains an allowance for loan losses to absorb estimated losses in its loan portfolio. Management's determination of the adequacy of the allowance is based on review of specific loans, past loan loss experience, general economic conditions and other pertinent factors. If, as a result of charge-offs or increases in the risk factors of the loan portfolio, the allowance is below the level considered to be adequate to absorb estimated losses, the periodic provision to the allowance is increased. Loans deemed uncollectible are charged off and deducted from the allowance. The allowance for loan losses increased from $2.093 million at December 31, 1997, to $2.302 million at December 31, 1998. This increase was because of growth in loan volume in general, and growth in commercial business loans specifically, and the Corporation's decision to maintain or increase its allowance for loan losses as a percentage of outstanding loans because of growing uncertainty regarding economic conditions. The ratio of the allowance for loan losses to total loans was 0.91% for 1998 and 0.91% in 1997. Based on the present economic environment and its present analysis of the financial condition of the borrowers, the Corporation considers the present allowance to be appropriate and adequate to cover potential losses inherent in the loan portfolio, however, changes in future economic conditions and in the financial condition of borrowers cannot be predicted at this time. Deterioration in such conditions could result in increases in charge-offs or adversely classified loans and accordingly, in additional provisions for loan losses.

         The balance of the allowance for loan losses and actual loss experience for the last five years is summarized in the following table (dollars in thousands):


                                                                 At or for the Year Ended At December 31,
                                                      1998              1997             1996              1995            1994
                                           -------------------------------------------------------------------------------------
  Balance at beginning of year                      $2,093            $1,939           $1,533            $1,464          $1,356
  Charge-offs:
    Conventional single-family mortgage
      Residential                                        0                 0               70                20               0
    Commercial business loans                           21                 4                5                27               6
    Consumer and installment loans                      27                34                8                16               6
                                           -------------------------------------------------------------------------------------
  Total charge-offs                                     48                38               83                63              12
  Recoveries                                           (7)                 0             (29)                 0             (77)
                                           -------------------------------------------------------------------------------------
  Net charge-offs (recoveries)                          41                38               54                63             (65)
  Provisions charged to operations                     250               192              460               132              43
                                           =====================================================================================
  Balance at end of year                            $2,302            $2,093           $1,939            $1,533          $1,464
                                           =====================================================================================
    Ratios:
   Net charge-offs (recoveries) to
     Average loans outstanding                        0.02%             0.02%            0.03%             0.04%          (0.05)%
   Net charge-offs (recoveries) to total
     Allowance                                        1.78%             1.81%            2.78%             4.11%          (4.44)%
   Allowance to year end gross loans
     Outstanding                                      0.91%             0.91%            1.01%             0.93%           0.97%

                                        10

NON-PERFORMING AND DELINQUENT LOANS

         When in the opinion of management, serious doubt exists as to the collectibility of a loan, the loan is placed on non-accrual status and interest previously accrued but unpaid is deducted from interest income. The Corporation does not recognize income on any loans past due 90 days or more. In 1998, $24,000 of additional income on nonaccrual loans would have been reported if the loans had been current in accordance with their original terms and had been outstanding throughout the year. Additionally in 1998 the Corporation recorded $68,000 of interest income on non-accrual loans that was included in net income for the year. The following table summarizes non-performing assets on the dates indicated (dollars in thousands):


                                                                               At December 31,
                                                       1998              1997             1996              1995             1994
                                            -------------------------------------------------------------------------------------
  Nonaccrual loans                                  $ 1,021              $699             $938              $658             $772
  Real estate in judgment                                 0                 0                0                 0               24
  Other real estate owned                                 0                 0                0                 0               73
                                            -------------------------------------------------------------------------------------
  Total non-performing assets                       $ 1,021              $699             $938              $658             $869
                                            =====================================================================================
   Ratios:
   Non-accrual loans to total loans                   0.40%             0.30%            0.49%             0.40%            0.51%
   Allowance to non-accrual loans                   225.47%           299.42%          206.72%           232.98%          189.64%
   Non-performing assets to total assets              0.31%             0.24%            0.35%             0.25%            0.35%

INVESTMENT SECURITIES

         Investment securities at December 31, 1998, are made up of U.S. Treasury and agency securities of $1.517 million, government agency mortgage-backed securities of $20.659 million, SBA certificates of $628,000, state and political subdivision certificates of $10.517 million, collateralized mortgage obligations of $2.191 million and mutual funds of $3.059 million. Total investment securities equaled $38.571 million. This compares to $40.818 million on December 31, 1997.

         Management determines the appropriate classification of securities (including mortgage-related securities) at the time of purchase. Held-to-maturity securities are stated at amortized cost where as available for sale securities are stated at fair value with changes in fair value reflected as a component of net income, net of tax . See notes one and two to Consolidated Financial Statements for further details.

         Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

         The amortized cost of debt securities are adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security. Interest and dividends are included in interest income from the related securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

         The reason for the decrease in investment securities is the increase in demand for funds for lending purposes. Funding for additional loans came primarily from government agency mortgage-backed securities which either matured or prepaid. The following table sets forth the Corporations estimated fair value of investment securities available-for-sale at the dates indicated (in thousands):


                                                                                At December 31,
                                                                       1998              1997             1996
                                                            --------------------------------------------------
              Mutual funds                                           $3,059            $3,104           $3,098
              U.S. Treasury and other U.S.
                government securities                                 1,517             7,801           11,321
              Small Business Administration
                Certificates                                            628               930            1,080
              State and political subdivision securities             10,517               814                0
              Collateralized mortgage obligations                     2,191             1,488            2,943
              Government agency mortgage-backed
                Securities                                           20,659            26,681           24,211
                                                            --------------------------------------------------
                                                                    $38,571           $40,818          $42,653
                                                            ==================================================


         The maturity distribution (based upon the average life), and weighted average yield of the securities portfolio of the Corporation as of December 31, 1998 are summarized in the following table (dollars in thousands):


                                       WITHIN ONE YEAR        ONE TO FIVE YEARS        FIVE TO TEN YEARS         OVER TEN YEARS
                                    ------------------------------------------------------------------------------------------------
                                                 WEIGHTED                WEIGHTED                 WEIGHTED                 WEIGHTED
                                                  AVERAGE                AVERAGE                  AVERAGE                  AVERAGE
                                     AMOUNT       YIELD       AMOUNT      YIELD       AMOUNT       YIELD       AMOUNT       YIELD
                                    ------------------------------------------------------------------------------------------------
MUTUAL FUNDS                          $3,059      5.43%     $    --         --%     $    --          --%      $   --          --%
U.S. TREASURY AND OTHER U.S.
  GOVERNMENT SECURITIES                   --        --        1,517       5.18           --          --           --          --
SMALL BUSINESS ADMINISTRATION
  CERTIFICATES                           628      8.20           --         --           --          --           --          --
STATE AND POLITICAL SUBDIVISION
  CERTIFICATES                            --        --          814       5.25        4,343        5.42        5,360        4.29

COLLATERALIZED MORTGAGE OBLIGATIONS    1,204      6.00          492       5.96          495        6.32           --          --
GOVERNMENT AGENCY MORTGAGE-BACKED
  SECURITIES                             846      6.59       12,539       6.41        5,598        5.97        1,676        6.77
                                    ------------------------------------------------------------------------------------------------
                                      $5,737      6.02%     $15,362       6.21%     $10,436        5.76%      $7,036        4.88%
                                    ================================================================================================

         Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment based on carrying value.

TOTAL DEPOSITS

         The Corporation continues to stress its philosophy of core deposit accumulation and retention as the fundamental basis for sound growth and profitability. Core deposits consist of all deposits other than public funds and certificates of deposit in excess of $100,000.

         Total deposits increased $24.6 million to $289.2 million on December 31, 1998, from $264.7 million on December 31, 1997. This compares to a $31.7 million increase in 1997. The average increase in time deposits occurred via increases in retail certificates of deposits and retail jumbo certificates of deposits, while the increase in non-interest bearing demand deposits can be attributed to the additional commercial account relationships being established by the Banks. The following table sets forth the average amount of and the average rate paid by the Banks on deposits by deposit category (dollars in thousands):


                                                                                 At December 31,
                                                          1998                         1997                        1996
                                               ------------------------------------------------------------------------------------
                                                 AVERAGE     AVERAGE RATE     Average     Average Rate    Average     Average Rate
                                                  AMOUNT                       Amount                      Amount
                                               ------------------------------------------------------------------------------------
  Non-interest-bearing demand deposits            $  37,184        0.00%     $  32,749        0.00%     $  29,362        0.00%
  NOW and money market deposits                      31,063        2.47         27,914        2.01         29,302        2.17
  Savings deposits                                   60,032        2.20         61,575        2.16         64,345        2.18
  Time deposits                                     151,590        5.52        125,600        5.58        109,862        5.51
                                               ------------------------------------------------------------------------------------
     Total                                        $ 279,869        3.74%     $ 247,838        3.59%     $ 232,871        3.46%
                                               ====================================================================================


         Maturities of time deposits and certificate accounts with balances of $100,000 or more, outstanding at December 31, 1998, are summarized as follows (in thousands):



                       3 MONTHS OR LESS                                                     $22,702
                       OVER 3 THROUGH 6 MONTHS                                                4,917
                       OVER 6 THROUGH 12 MONTHS                                               4,445
                       OVER 12 MONTHS                                                         1,202
                                                                                         ----------
                          TOTAL                                                             $33,266
                                                                                         ==========

CAPITAL RESOURCES AND ADEQUACY

         Stockholders' equity increased from $29.496 million at December 31, 1997 to $30.997 million at December 31, 1998. The $2.706 million increase from net earnings retention was primarily offset by the net purchase of 21,311 shares of treasury stock and the payment of $889,000 in cash dividends to shareholders.

         Pursuant to regulations promulgated by the Federal Reserve Board, bank holding companies are required to maintain minimum levels of core capital as a percent of total assets and total capital as a percent of risk-based assets. The minimum core capital requirement ranges from 3% to 5% of total assets, depending upon the Federal Reserve Board's determination of the financial institution's strength. Similar capital guidelines are also established for the individual banking subsidiaries of the Corporation. Most financial institutions are required to meet a minimum core capital requirement of 4% or more of total assets. The regulations assign risk weightings to assets and off-balance sheet items and require minimum risk-based capital ratios. Bank holding companies generally are required to have total capital equal to not less than 8% of risk weighted assets. Core capital consists principally of shareholders' equity less intangibles, while qualifying total capital consists of core capital, certain debt instruments and a portion of the reserve for loan losses. As of December 31, 1998, the Corporation had a core-capital to total assets ratio of 9.27%, and Lincoln State Bank, Franklin State Bank and Lincoln Community Bank had risk-based capital ratios of 9.27%, 10.42% and 12.10%, respectively. These ratios are above the 1998 minimum requirements established by regulatory agencies.

         For a summary of the Banks' regulatory capital ratios at December 31, 1998, please see Note Seven to Consolidated Financial Statements.

         Management strives to maintain a strong capital position to take advantage of opportunities for profitable geographic and product expansion and to maintain depositor and investor confidence. Conversely, management believes that capital must be maintained at levels that provide adequate returns on the capital employed. Management actively reviews capital strategies for the Corporation and for each of its subsidiaries to ensure that capital levels are appropriate based on perceived business risks, growth and regulatory standards.

LIQUIDITY

         Liquidity is the ability to meet withdrawal requirements on deposit accounts and satisfy loan demand. The principal sources of liquidity for the subsidiary banks include additional deposits, repayments on loans and investment securities, collections of interest, sales of investments, borrowings and the retention of earnings.

         The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating activities, investing activities and financing activities. These activities are summarized below (dollars in thousands):



                                                                                     Year Ended December 31,
                                                                                1998             1997              1996
                                                                    ----------------------------------------------------
              Cash and cash equivalents at beginning of period               $15,358          $22,272           $28,447
              Operating Activities:
                Net income                                                     2,706            2,409             1,310
                Adjustments to reconcile net income to net cash
                    provided by operating activities                            (143)             661             1,074
                                                                    ----------------------------------------------------
               Net cash provided by operating activities                       2,563            3,070             2,384
              Net cash used by investing activities                          (24,389)         (36,967)          (10,511)
              Net cash provided by financing activities                       35,096           26,983             1,952
                                                                    ----------------------------------------------------
              Increase (decrease) in cash equivalents                         13,270           (6,914)           (6,175)
                                                                    ----------------------------------------------------
                  Cash and cash equivalents at end of period                 $28,628          $15,358           $22,272
                                                                    ====================================================


         Net cash was provided by operating activities during the year ended December 31, 1998, 1997 and 1996 primarily as a result of normal ongoing business operations. The non-cash items, such as the provisions for loan losses and depreciation and the net amortization of premiums, also contributed to net cash provided by operating activities during these periods.

         Liquidity is also necessary at the parent company level. The parent company's primary source of funds are dividends from subsidiaries, borrowings and proceeds from issuance of equity. The parent company manages its liquidity position to provide the funds necessary to pay dividends to shareholders, service debt, invest in subsidiaries and satisfy other operating requirements. Dividends received from subsidiaries totaled $4.8 million, $1.9 million and $1.9 million for the years ended December 31, 1998, 1997 and 1996 respectively, and will continue to be the parent's main source of long-term liquidity. The dividends from the Banks were sufficient to pay cash dividends to the Corporation's shareholders of $889,000, $703,000 and $691,000 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, the parent company had a $2.0 million line of credit with an unaffiliated bank, which had a $260,000 outstanding balance.

INTEREST RATE SENSITIVITY MANAGEMENT

         Financial institutions are subject to interest rate risk to the extent their interest-bearing liabilities (primarily deposits) mature or reprice at different times and on a different basis than their interest-earning assets (consisting primarily of loans and securities). Interest rate sensitivity management seeks to match maturities on assets and liabilities and avoid fluctuating net interest margins while enhancing net interest income during periods of changing interest rates. The difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period is referred to as an interest rate gap. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During periods of rising interest rates, a negative gap tends to adversely affect net interest income while a positive gap tends to result in an increase in net interest income. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income while a positive gap tends to adversely affect net interest income.

         The following table shows the interest rate sensitivity gap for four different time intervals as of December 31, 1998. Assumptions regarding prepayment and withdrawal rates are based upon the Corporation's historical experience, and management believes such assumptions are reasonable.


                                                                       AMOUNT MATURING OR REPRICING
                                                ---------------------------------------------------------------------------
                                                    WITHIN     SIX TO TWELVE   ONE TO FIVE        OVER
                                                  SIX MONTHS       MONTHS         YEARS        FIVE YEARS       TOTAL
                                                ---------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
   INTEREST-EARNING ASSETS:
   FIXED-RATE MORTGAGE LOANS                           $24,785        $22,269        $76,929        $11,187      $135,170
   ADJUSTABLE-RATE MORTGAGE LOANS                       13,185          7,116         15,753            556        36,610
                                                --------------------------------------------------------------------------
         TOTAL MORTGAGE LOANS                           37,970         29,385         92,682         11,743       171,780
   COMMERCIAL BUSINESS LOANS                            33,375          3,788         26,781            150        64,094
   CONSUMER LOANS                                        6,054          1,435          5,686            523        13,698
   LEASES                                                    0              0          2,599              0         2,599
   HOME EQUITY LOANS                                     1,346              0              0              0         1,346
   TAX-EXEMPT LOANS                                        600              0              0              0           600
   MORTGAGE-RELATED SECURITIES                          13,729            386          6,414          2,321        22,850
   FIXED RATE INVESTMENT SECURITIES AND OTHER              500              0          2,382          9,704        12,586
   VARIABLE RATE INVESTMENT SECURITIES AND OTHER        21,817          1,057              0              0        22,874

                                                --------------------------------------------------------------------------
         TOTAL INTEREST-EARNING ASSETS                $115,391        $36,051       $136,544        $24,441      $312,427
                                                ==========================================================================

   INTEREST-BEARING LIABILITIES:
   DEPOSITS
     TIME DEPOSITS                                    $113,572        $33,869        $12,456             $6      $159,903
     NOW ACCOUNTS                                        1,274          1,274         12,745          5,946        21,239
     SAVINGS ACCOUNTS                                    3,463          3,463         34,631         15,999        57,556
     MONEY MARKET ACCOUNTS                                 503            503          5,032          2,509         8,547
     ADVANCE PAYMENTS FOR TAXES AND INSURANCE                0             52              0              0            52
     BORROWINGS                                         13,260              0              0              0        13,260
                                                --------------------------------------------------------------------------
       TOTAL INTEREST-BEARING LIABILITIES             $132,072        $39,161        $64,864        $24,460      $260,557
                                                ==========================================================================
   INTEREST-EARNING ASSETS LESS
     INTEREST-BEARING LIABILITIES                     ($16,681)       ($3,110)       $71,680           ($19)      $51,870
                                                ==========================================================================
   CUMULATIVE INTEREST RATE SENSITIVITY GAP           ($16,681)      ($19,791)       $51,889        $51,870
                                                ============================================================
   CUMULATIVE INTEREST RATE SENSITIVITY GAP AS
     A PERCENTAGE OF TOTAL ASSETS                        (4.99%)        (5.92%)        15.51%         15.51%
                                                ============================================================


         At December 31, 1998, the Corporation's cumulative ratio of interest-rate sensitive assets to interest-rate sensitive liabilities was a negative 4.99% for six months and a negative 5.92% for one year maturities. Therefore the Corporation is negatively gapped and may benefit from falling interest rates.

         Certain shortcomings are inherent in the method of analysis presented in the table above. For example, although certain assets and liabilities have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the schedule. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

YEAR 2000 PREPAREDNESS

         The Year 2000 poses a potential risk to normal operations of both Information Technology (IT) and non-IT systems. The Year 2000 problem is pervasive and complex. The majority of computer operating systems and programs currently in use have been developed utilizing six digit date fields (YYMMDD). For example, December 31st, 1999, would be represented by "991231" in computer code. The two digit field for the year (in example "99") is the basis for all calculation formulas within most computer systems, particularly those processed through mainframe computers.

         Up until now, this two-digit field has sufficed, using a subtraction of current date from some future date (up to 12-31-99). As the industry enters the year 2000, the digit-field "00" will not permit accurate calculations based on the current formulas. January 1, 2000 would be read as the year 000101. Many computer systems will recognize this date as the year 1900 or other erroneous dates. The potential impact is that data could cause system failures. This could affect all forms of financial accounts, pensions, personnel benefits, investments, legal commitments, record keeping, inventories, maintenance, and file retention.

         Systems that work independently of IT equipment have the same potential for failure due to the prevalence of embedded computer chips. These "hidden" chips have forced the Corporation to review all of it's environmental, security, and communication systems.

YEAR 2000 PROJECT STATUS

         The Corporation has taken the Year 2000 issue very seriously. The Corporation sees the Year 2000 as an opportunity to help increase service, functionality, and performance to its customers. Outdated systems, procedures, and products are being replaced or renovated with those that will meet the challenges of the new millennium.

         A Year 2000 project team was assembled early in 1997 to assess the scope of the project as it relates to all of the Corporation's banks and subsidiaries. Once this assessment was completed, an aggressive project plan was put into place that consists of renovating or replacing affected systems, validation and testing of any changes, effective risk management and employee and consumer awareness.

         In developing it's Year 2000 Project Plan, the Corporation defined the Year 2000 problem in 5 stages:


                  Awareness:                The need to define the scope of the Year 2000 problem.
                  Assessment:               Identify all systems and components which are affected.
                  Renovation:               The problem should be "fixed" by the appropriate means.
                  Validation:               Year 2000 compliance must be tested.
                  Implementation:           Final confirmation of Year 2000 compliance.


         The Corporation began working on its Year 2000 project in the spring of 1997. The project plan was written, personnel recruited and timetables established.

         AWARENESS:                 Completed Summer-Fall 1997

         The awareness phase consisted of analyzing the effects that the Year 2000 posed to the Corporation. It was during this phase that the project plan was written, our company consultant was retained, the project time-lines established and introductory information was sent to our employees.

         ASSESSMENT:                Completed Fall 1997 - Spring 1998

         The assessment phase consisted of a complete inventory of all the Corporation's facilities. This inventory was used to prioritize those systems considered mission-critical and to assign project team members to determine their Year 2000 compliance.

         RENOVATION:                95% Completed

         The renovation phase consisted of replacing or upgrading those systems that had been found non-Year 2000 compliant. Based on the type of systems in place, the renovation phase is projected to be completed by May 1, 1999.

         VALIDATION:                95% Completed

         For those systems being renovated, they must be tested to ensure Year 2000 compliance. Each system is tested by individuals familiar with its operation and all tests are documented for support purposes. Validation will be completed along with renovation and implementation. No apparent problems inherent to the Year 2000 have been observed in the completed testing. During the first week of March 1999, the Corporation concluded its proxy testing and validation of its outside service bureau.

         IMPLEMENTATION:            90% Completed

         The implementation phase consists of implementing those renovated and validated systems. Based on the type of systems in place, the implementation phase is estimated to be completed in the 2nd quarter of 1999.

CORPORATE CUSTOMERS

         The Corporation and its subsidiary banks have prepared a corporate contingency plan for addressing the Year 2000 problem and implementing the necessary changes. One of the facets of this contingency plan is to ensure that its customers are made aware of this problem and that they are involved at some level in reviewing their company's ability to handle and effectively deal with the year 2000. Each of the lending officers within the Corporation is aware of the Year 2000 Problem and has or will be reviewing those businesses to which funds have been borrowed to assure that they are also becoming Year 2000 ready. The same review process is being used with all new applicants. The Corporation is currently revisiting businesses to review their state of Year 2000 readiness and efforts.

PUBLIC AWARENESS

         The Corporation fully realizes the impact that the media has on public perception regarding the Year 2000. A campaign of public awareness has been implemented that consists of informational pieces directly mailed to customers or available throughout the Corporation. These, in addition to lobby displays are intended to assure customers of the Corporation's efforts. Employees of the Corporation have been trained on answering questions and where to direct customers for additional information. The Corporation's web site also contains information regarding this topic.

THIRD PARTY VENDORS

         A third party vendor is a supplier, processor, or governmental agency that has material interfaces directly with the Corporation.

SIGNIFICANT VENDORS

         The Corporation is working directly with all vendors with material interfaces. It is the Corporation's goal that these interfaces be ready by April 1st, 1999. Currently, 90% of all interfaces have been tested and no apparent problems have been discovered. Below are several key interfaces and their project status:

         Deposit and Loan Processing:                Currently Completed
         Loan Preparation:                           Currently Completed
         Payroll:                                    Target March - 1999
         Credit Card Processing:                     Currently Completed
         Asset Liability Management:                 Target March - 1999

OTHER THIRD PARTY VENDORS

         Other third party vendors are suppliers that provide services or products to the Corporation. All vendors have been queried as to their Year 2000 readiness. Approximately 95% of all vendors currently supply Year 2000 ready products or services. The remaining 5% have indicated that their products or services will be ready during the first half of 1999. To date, the Corporation is not aware of any vendor with a Year 2000 issue that would significantly impact the Corporation's operations, liquidity or capital resources. The Corporation has tested for readiness wherever possible and feels comfortable with the results. Should a vendor be unable to supply a Year 2000 ready product or services, the Corporation will follow the guidelines set forth in it's Year 2000 contingency plan.

COSTS

         Managing the Year 2000 issue will result in direct and indirect costs to the Corporation. Based on the program to date the Corporation has incurred $12,000 in fees to an external consultant. In addition, over the past months nearly all-existing hardware has been replaced and financed out of regular operating sources. These items of equipment would normally have been replaced irrespective of the Year 2000 issue. Internal staff costs incurred due to the project have amounted to approximately $20,000 to $30,000.

         The Corporation anticipates that it will incur expenses, both internal and external for 1999 in the range of $30,000 to $50,000. Most of these costs will be incurred due to staff time being allocated to the project and for contingency planning preparation. The Corporation intends to fund these costs out of normal operating sources.

         The estimated costs of, and timetable for, becoming Year 2000 compliant constitute "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such estimates are based on numerous assumptions by management, including assumptions regarding the continued availability of certain resources, the accuracy of representations made by third parties concerning their compliance with Year 2000 issues, and other factors. The estimated costs of Year 2000 compliance also do not give effect to any future corporate acquisitions made by the Corporation or its subsidiaries.

RISK OF NON-COMPLIANCE AND CONTINGENCY PLANS

         Management of the Corporation believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. The major applications which pose the greatest Year 2000 risk if the implementation of the Year 2000 Compliance Program is not successful are the Corporation's data processing system (which processes various documents to allow for accurate record keeping of transactional data), teller system and transaction interfaces (which provide customer access to accounts), loan system (which monitors and transacts loan payments by customers), and internal network system (which supports the computer components throughout the Corporation). Most of these systems are supported by external vendors. Failure by any of these systems could have a negative impact on the Corporation's ability to process its customers' transactions.

         Although the Corporation intends to complete all Year 2000 activities in a timely fashion, and although the Corporation has initiated Year 2000 Communications with significant customers, vendors and other important parties, and is monitoring the progress of such communications, such third parties nonetheless represent a risk that cannot be assessed with precision nor absolutely controlled despite the Corporation's best efforts. For that reason, the Corporation is modifying its existing a business resumption contingency plan to address alternatives in the event of some kind of a Year 2000 failure. A completed contingency plan is targeted for May 1, 1999. Once finalized, the contingency plan will be thoroughly tested throughout the second and third quarters of 1999.

PENDING ACQUISITION

         On March 9, 1999, the Corporation entered into a definitive agreement to acquire Pyramid Bancorp., Inc. (PBI) through the exchange of nine shares of the Corporation's stock for each outstanding common share of PBI. Upon closing, PBI will be merged into the Corporation. The transaction is expected to close in the second quarter of 1999, and will be accounted for as a pooling of interests. At December 31, 1998, PBI had total assets and shareholder's equity of $106.9 million and $8.4 million, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Corporation's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Corporation utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve (see Management's Discussion and Analysis of Financial Condition and Results of Operation).

         Interest rate risk is the risk of loss of net interest income due to changes in interest rates. This risk is addressed by the Corporation's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net interest income under various interest rate scenarios. The ALCO attempts to manage various components of the Corporation's balance sheet to minimize the impact of sudden and sustained changes in interest rate on net interest income.

         The Corporation's exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Corporation's change in net interest income in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net interest income resulting from hypothetical interest rate swings are not within the limits established by the ALCO, the asset and liability mix may be adjusted to bring interest rate risk within approved limits.

         In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. One strategy used is focusing its residential lending on adjustable rate mortgages, which generally reprice within one to three years. Another strategy used is concentrating its non-residential lending on adjustable or floating rate and/or short-term loans. The Corporation has also focused its investment activities on short and medium-term securities, while attempting to maintain and increase its savings account and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates.

         Along with the analysis of the interest rate sensitivity gap, determining the sensitivity of future earnings to a hypothetical +/- 200 basis parallel rate shock can be accomplished through the use of simulation modeling. In addition to the assumptions used to measure the interest rate sensitivity gap, simulation of earnings includes the modeling of the balance sheet as an ongoing entity. Future business assumptions involving administered rate products, prepayments for future rate sensitive balances, and the reinvestment of maturing assets and liabilities are included. These items are then modeled to project income based on a hypothetical change in interest rates. The resulting pretax income for the next 12 month period is compared to the pretax income calculated using flat rates. This difference represents the Corporation's earning sensitivity to a +/- 200 basis point parallel rate shock. The table below illustrates these amounts as of December 31, 1998.


                                                 ESTIMATED
                                          1999 PRETAX NET INTEREST
                                                   INCOME                                        PERCENT CHANGE IN NET
          CHANGE IN INTEREST RATES         (DOLLARS IN THOUSANDS)          ACTUAL CHANGE            INTEREST INCOME
          ---------------------------------------------------------------------------------------------------------------
          200 BASIS POINT RISE                    $12,981                     $ 422                      3.36%
          150 BASIS POINT RISE                     12,886                       327                      2.61%
          100 BASIS POINT RISE                     12,772                       213                      1.70%
          50 BASIS POINT RISE                      12,660                       101                      0.81%
          BASE SCENARIO                            12,559                         0                      0.00%
          50 BASIS POINT DECLINE                   12,465                       (94)                    (0.75%)
          100 BASIS POINT DECLINE                  12,352                      (207)                    (1.65%)
          150 BASIS POINT DECLINE                  12,266                      (293)                    (2.33%)
          200 BASIS POINT DECLINE                  12,143                      (416)                    (3.31%)

         These results are based solely on immediate and sustained parallel changes in market rates and do not reflect the earnings sensitivity that may arise from other factors such as changes in the shape of the yield curve, the change in spread between key market rates, or accounting recognition for impairment of certain intangibles. The above results are also considered to be conservative estimates due to the fact that no management action to mitigate potential income variances are included within the simulation process. This action would include, but would no be limited to, adjustments to the repricing characteristics of any on or off balance sheet item with regard to short-term rate projections and current market value assessments.

         Another component of interest rate risk, fair value at risk, is determined by the Corporation through the technique of simulating the fair value of equity in changing rate environment. This technique involves determining the present value of all contractual asset liability cash flows (adjusted for prepayments) based on predetermined discount rate. The net result of all these balance sheet items determine the fair value of equity. The fair value of equity resulting from the current flat rate scenario is compared to the fair value of equity calculated using discount rates +/- 200 basis points from flat rates to determine the fair value of equity at risk. Currently, fair value of equity at risk is less than 1.0% of the market value of the Corporation as of December 31, 1998.

                           BUSINESS OF THE CORPORATION

GENERAL

         Merchants and Manufacturers Bancorporation, Inc. (the Corporation), is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended. The Corporation was organized in 1982, and in 1983 and 1984 acquired all of the outstanding stock of Lincoln State Bank, Milwaukee, Wisconsin and Franklin State Bank, Franklin, Wisconsin, respectively. In 1993, the Corporation acquired all of the outstanding shares of Lincoln Savings Bank, S.A., Milwaukee, Wisconsin. Lincoln State Bank and Franklin State Bank were chartered as commercial banks under the Wisconsin Banking Statutes, while Lincoln Savings Bank operated as a stock savings bank until 1997. In 1997 Lincoln Savings Bank converted from a Wisconsin stock savings bank to a Wisconsin commercial bank. Upon conversion Lincoln Savings Bank changed its name to Lincoln Community Bank.

         The Corporation operates seventeen banking facilities in Milwaukee and Waukesha counties. In addition to its subsidiary banks (Lincoln State Bank, Franklin State Bank and Lincoln Community Bank), the Corporation owns three non-bank subsidiaries, the Lincoln Neighborhood Redevelopment Corporation, which was organized for the purpose of redeveloping and rejuvenating certain areas located primarily on the near south side of Milwaukee, M&M Services, Inc., which was formed in 1994 to provide operational services to the Corporation's subsidiary banks and Achieve Mortgage Corporation, which was formed in 1997 to act as the Corporation's mortgage broker.

         This report contains various forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may also be made by the Corporation from time to time in other reports and documents as well as oral presentations. When used in written documents or oral statements, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermidiation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio.

PRODUCTS AND SERVICES

         Through the banking subsidiaries, the Corporation provides a broad range of services to individual and commercial customers. These services include accepting demand, savings, and time deposits, including regular checking accounts, NOW accounts, money market accounts, certificates of deposit, individual retirement accounts, and club accounts. The subsidiary banks also make secured and unsecured commercial, mortgage, construction, and consumer term loans on both a fixed and variable rate basis. Historically, the terms on these loans range from one month to five years and are retained in the Bank's portfolios. The subsidiary banks also provide lines of credit to commercial borrowers and to individuals through home equity loans.

COMPETITION

         The subsidiary banks primarily serve the southern half of Milwaukee County and the southeastern portion of Waukesha County, including suburbs located to the south and west of the City of Milwaukee. There are presently in excess of one hundred other financial institutions in the primary service area that directly compete with Lincoln State Bank, Franklin State Bank and Lincoln Community Bank. In addition to competing with other commercial banks, the subsidiaries compete with savings and loan associations, credit unions, mortgage brokers, small-loan companies, insurance companies, investment banking firms and large retail companies. The principal methods of competition include interest rates paid on deposits and charged on loans, personal contacts and efforts to obtain deposits and loans, types and quality of services provided and convenience of the locations. Many of the Corporation's competitors are larger and have significantly greater financial resources than the Corporation and its subsidiaries.

EMPLOYEES

         At December 31, 1998, the Corporation and its subsidiaries employed 141 full-time and 55 part-time employees. The Corporation provides a wide range of benefits to employees, including educational activities, and considers its employee relations to be excellent. The Corporation conducts extensive training programs in order to enhance job-related knowledge and skills of its people and to train its employees with a sales-orientated approach to customers. Eligible employees participate in a 401K plan as well as group life and major medical insurance programs.

                        THE BANKS AND OTHER SUBSIDIARIES

         At or for the year ended December 31, 1998, the subsidiary banks (each consolidated with its appropriate subsidiaries; see "Other Subsidiaries") had total assets, total loans, total deposits, stockholder's equity, net income, and return on assets as follows (dollars in thousands):



                                          LINCOLN STATE BANK       LINCOLN COMMUNITY BANK        FRANKLIN STATE BANK
             --------------------------------------------------------------------------------------------------------
             Total assets                       $ 182,027                   $ 97,061                   $ 52,065
             Total loans                          150,650                     61,038                     42,428
             Total deposits                       154,141                     88,161                     47,561
             Stockholders' equity                  14,533                      8,639                      4,464
             Net income                             1,770                      1,191                        458
             Return on average assets                1.07%                      1.20%                      0.99%


         The Banks have consistent products, services and delivery systems and comply with similar regulatory guidance. As such they are not segments as that term is defined in Financial Accounting Standards Board Statement 131.

LINCOLN STATE BANK

         Lincoln State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1919. It operates full service branch offices in the southeastern Wisconsin communities of Muskego, New Berlin, Brookfield and Pewaukee. In addition it operates eight limited hours facilities in Milwaukee County. At December 31, 1998, Lincoln State Bank comprised 54.4% of the consolidated assets of the Corporation.

LINCOLN COMMUNITY BANK

         Lincoln Community Bank was organized as a state chartered mutual savings and loan association under the laws of the State of Wisconsin in 1910. It operates two full service branch offices in the city of Milwaukee. In April 1993, it converted from the mutual to stock form of organization, and all of the shares of stock issued by the converted association were acquired by the Corporation. In 1997 Lincoln Community Bank converted from a Wisconsin stock savings bank to a Wisconsin commercial bank. Its principal office and a branch office are located in Milwaukee, Wisconsin. At December 31, 1998, Lincoln Community Bank comprised 29.0% of the consolidated assets of the Corporation.

FRANKLIN STATE BANK

         Franklin State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1982. Its principal office and a branch office are located in Franklin, Wisconsin. At December 31, 1998, Franklin State Bank comprised 15.6% of the consolidated assets of the Corporation.

LINCOLN NEIGHBORHOOD REDEVELOPMENT CORPORATION

         The Lincoln Neighborhood Redevelopment Corporation (the Redevelopment Corporation) was formed in June of 1988 and is a wholly owned subsidiary of the Corporation. The Redevelopment Corporation was established to redevelop and rejuvenate certain areas located on the south-side of Milwaukee by, among other things, arresting decay and deterioration, working with local businesses to keep commercial areas strong and attractive, pursuing means to preserve and create jobs, encouraging appropriate land-use, involving community residents in economic planning and retaining and attracting businesses. As of December 31, 1998, Lincoln Neighborhood Redevelopment Corporation had assets of $103,000, $68,000 in liabilities and equity of $35,000.

M&M SERVICES, INC.

         M&M Services was formed in January of 1994 and is a wholly owned subsidiary of the Corporation. M&M Services provides operational activities to the Corporation's subsidiary banks. These activities include: human resources, auditing, marketing, financial analysis, loan document preparation, loan credit analysis and check processing.

ACHIEVE MORTGAGE CORPORATION

         Achieve Mortgage Corporation was formed in January of 1997 and is a wholly owned subsidiary of the Corporation. The subsidiary was formed to expand the origination of secondary market real estate mortgages on behalf of the Corporation and the Banks.

OTHER SUBSIDIARIES

         Lincoln State Bank and Lincoln Community Bank each have a wholly owned subsidiary. In 1991 an investment subsidiary known as M&M - Lincoln Investment Corporation was formed to manage the majority of Lincoln State Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $13 million of mortgage-backed and other investment securities from Lincoln State Bank in exchange for 100% of the stock of the subsidiary. In 1995 an investment subsidiary known as Lincoln Investment Management Corporation was formed to manage the majority of Lincoln Community Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $21 million of mortgage-backed and other investment securities from Lincoln Community Bank in exchange for 100% of the stock of the subsidiary. These subsidiaries are an intrinsic component of their respective parent banks and assets there of are included in the total assets of the respective Bank above.

SUPERVISION AND REGULATION

         The operations of financial institutions, including bank holding companies, commercial banks and savings banks, are highly regulated, both at federal and state levels. Numerous statutes and regulations affect the businesses of the Corporation and its financial service subsidiaries.

         The Corporation's own activities are regulated by the federal Bank Holding Company Act (the "Act"), which requires each holding company to obtain the prior approval of the Federal Reserve Board (the "Board") before acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank or before engaging, directly or indirectly, in certain enumerated activities. While the act, with certain exceptions, previously prohibited the acquisition of banks located in other states, recently enacted legislation now generally authorizes such interstate acquisitions, subject to regulatory approval.

         The Act also prohibits, with certain exceptions acquisition of more than five percent of the voting shares of any company (directly or indirectly) doing business other than banking or performing services for its subsidiaries, without prior approval of the Board. Pursuant to the Act, the Corporation is supervised and regularly examined by the Board.

         Lincoln State Bank, Franklin State Bank and Lincoln Community Bank are subject to extensive regulation and supervision by the Wisconsin Department of Financial Institutions. Because the deposits of all three banks are insured by the Federal Deposit Insurance Corporation (FDIC), they are also subject to supervision by the FDIC. In that connection, the banks must comply with applicable state and federal statutes and a wide range of rules and regulations promulgated by bank regulatory agencies under such statutes. To assure compliance with such laws and to ascertain their safety and soundness, the banks are periodically examined by the FDIC and the Wisconsin Department of Financial Institutions. In addition, the Corporation itself is periodically examined by the Federal Reserve Bank of Chicago. Such supervision and regulation is intended primarily to ensure the safety of deposits accepted by the banks.

PROPERTIES

         The Corporation's offices are located in a two-story building at 14100 West National Avenue in New Berlin, Wisconsin. The building constructed in 1997, contains 20,000 square feet, of which the majority is used by the Corporation and the remainder leased to a tenant. At this location, the Corporation maintains its corporate operations and personnel.

         The main office of Lincoln State Bank is at 2266 South 13th Street, Milwaukee, Wisconsin. The South 13th Street location consists of a one-story building containing approximately 11,000 square feet. An adjacent building of approximately 750 square feet contains the two walk-up facilities operated by Lincoln State Bank. In addition, there are three drive-up facilities, and the parking lot provides space for 51 cars. One branch of Lincoln State Bank is located in a one-story, 1,700 square foot building at 13500 Janesville Road, Muskego, Wisconsin. The Muskego branch has three drive-up windows and parking facilities for 25 vehicles. Another branch of Lincoln State Bank was opened in May 1990 at 14000 West National Avenue, New Berlin, Wisconsin. The New Berlin branch contains approximately 7,000 square feet and has 4 drive-up facilities, 4 walk-up windows and parking for 27 vehicles. During 1995 Lincoln State Bank opened two other full-service branch locations one located at 17600 West Capitol Drive, Brookfield, Wisconsin and at 585 Ryan Street, Pewaukee, Wisconsin. Both facilities offer drive-up and walk-up facilities along with parking for both customers and employees. In addition, Lincoln State Bank operates customer facilities at Villa St. Francis located at South 20th and Ohio Streets in Milwaukee, at Clement Manor located at South 92nd Street and West Howard Avenue in Milwaukee, at Friendship Village located at North 73rd and West Dean Road in Milwaukee, at Stoney Creek Adult Community in Muskego, at the Milwaukee Protestant Home located on North Downer Avenue in Milwaukee and at Forest Ridge located in Hales Corners, Wisconsin. In 1998 Lincoln State Bank opened two new limited hour facilities. These offices are located in Landmark of West Allis and Lexington Village in the City of Greenfield.

         Franklin State Bank's main office is located in a three-story building at 7000 South 76th Street in Franklin, Wisconsin. The building contains 21,308 square feet, has five drive-up lanes and three automatic tellers. The parking lot accommodates 165 cars. The building is owned by the Corporation and leases space to Franklin State Bank. Portions of the building that are not used by Franklin State Bank are leased to various tenants. In 1998 Franklin State Bank opened a branch facility at 9719 South Franklin Drive in the Franklin Business Park, Franklin, Wisconsin. Franklin State Bank owns the facility.

         Lincoln Community Bank's main office is located at 3131 South 13th Street, Milwaukee, Wisconsin in a one-story building. Lincoln Community Bank also operates a branch facility at 5400 West Forest Home Avenue, Milwaukee, Wisconsin. Lincoln Community Bank owns both facilities. Achieve Mortgage Corporation leases office space at the Forest Home Avenue location.

         M&M Services is located in the New Berlin corporate headquarters. At that location, M&M Services maintains its subsidiary service support facilities and personnel.

LEGAL PROCEEDINGS

         From time to time, the Corporation and its subsidiaries are party to legal proceedings arising out of their general lending activities and other operations. However, there are no pending legal proceedings to which the Corporation or its subsidiaries are a party, or to which their property is subject, which, if determined adversely to the Corporation, would individually or in the aggregate have a material adverse effect on its consolidated financial position.

                              Report of Management

     The management of Merchants and Manufacturers Bancorporation, Inc. is responsible for the preparation and integrity of the Consolidated Financial Statements and other financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based upon informed judgements and estimates by management. The other financial information in this annual report is consistent with the financial statements.

     The Corporation maintains a system of internal accounting controls. Management believes that the internal accounting controls provide reasonable assurance that transactions are executed and recorded in accordance with the Corporation's policies and procedures and that the accounting records may be relied on as a basis for preparation of the financial statements and other financial information.

     Merchants and Manufacturers Bancorporation's independent auditors were engaged to perform an audit of the Consolidated Financial Statements, and the auditor's report expresses their opinion as to the fair presentation of the financial statements in conformity with generally accepted accounting principles.

     The Audit Committee of the Board of Directors meets periodically with management, the internal auditors, and the independent auditors to discuss the adequacy of the internal accounting controls. Both the independent auditors and the internal auditors have full and free access to the Audit Committee.



By:  /s/ Michael J. Murry
   ----------------------------------
Michael J. Murry
Chairman of the Board of Directors



By:  /s/ James C. Mroczkowski
   ----------------------------------
James Mroczkowski
Vice President and Chief Financial Officer

                         Report of Independent Auditors



The Board of Directors and Stockholders
Merchants and Manufacturers Bancorporation, Inc. and subsidiaries

     We have audited the accompanying consolidated statements of financial condition of Merchants and Manufacturers Bancorporation, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants and Manufacturers Bancorporation, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




By:   /s/ Ernst & Young LLP
   -------------------------------
Ernst & Young LLP

February 26, 1999
Milwaukee, Wisconsin

       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                 Consolidated Statements of Financial Condition




                                                                                   DECEMBER 31
                                                                             1998              1997
                                                                       ------------------------------------
                                                                             (Dollars In Thousands)
ASSETS
Cash and due from banks                                                    $    9,946        $  10,694
Interest-bearing deposits at other banks                                       10,095              821
Federal funds sold                                                              8,587            3,843
                                                                       ------------------------------------
Cash and cash equivalents                                                      28,628           15,358
Securities available-for-sale at fair value:
   Investment securities                                                       15,721           12,649
   Mortgage-related securities                                                 22,850           28,169
Loans receivable                                                              251,815          227,178
Accrued interest receivable                                                     1,674            1,553
Federal Home Loan Bank stock                                                    1,057            1,050
Premises and equipment                                                         10,130            8,891
Other assets                                                                    2,628            1,830
                                                                       ------------------------------------
Total assets                                                                 $334,503         $296,678
                                                                       ====================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                  $289,230         $264,669
   Borrowings                                                                  13,260            1,500
   Accrued interest payable                                                       421              332
   Advance payments by borrowers for taxes and insurance                           52              179
   Other liabilities                                                              543              502
                                                                       ------------------------------------
Total liabilities                                                             303,506          267,182

Stockholders' equity:
   Common stock $1.00 par value; 3,000,000 shares authorized;
     shares issued: 1,507,788--1998; 1,491,241--1997; shares
     outstanding: 1,490,331--1998; 1,490,812--1997
                                                                                1,508            1,491
   Additional paid-in capital                                                  10,820           10,421
   Net unrealized gain (loss) on securities available-for-sale                    (88)              19
   Retained earnings                                                           19,391           17,574
   Treasury stock, at cost (17,457 shares--1998; 429 shares--1997)
                                                                                 (634)              (9)
                                                                       -------------------------------------
Total stockholders' equity                                                     30,997           29,496
                                                                       -------------------------------------
Total liabilities and stockholders' equity                                   $334,503         $296,678
                                                                       =====================================

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                        Consolidated Statements of Income


                                                                    YEAR ENDED DECEMBER 31
                                                            1998             1997              1996
                                                     ------------------------------------------------------
                                                             (In Thousands, Except Per Share Amounts)
Interest income:
   Loans, including fees                                    $20,032           $18,023          $15,288
   Investment securities:
     Taxable                                                    715               967            1,028
     Exempt from federal income taxes                           188                12               83
   Mortgage-related securities                                1,761             1,508            2,407
   Other                                                        519               584              522
                                                     ------------------------------------------------------
Total interest income                                        23,215            21,094           19,328

Interest expense:
   Deposits                                                  10,449             8,896            8,146
   Borrowings                                                   140               194              216
                                                     ------------------------------------------------------
Total interest expense                                       10,589             9,090            8,362

Net interest income                                          12,626            12,004           10,966
Provision for loan losses                                       250               192              460
                                                     ------------------------------------------------------
Net interest income after provision for
   loan losses                                               12,376            11,812           10,506

Noninterest income:
   Service charges on deposits                                  743               746              725
   Service charges on loans                                     255               141              172
   Net gain on securities sales                                 217                78               70
   Other                                                      1,115               691              588
                                                     ------------------------------------------------------
                                                              2,330             1,656            1,555
Noninterest expenses:
   Salaries and employee benefits                             6,099             5,453            5,223
   Premises and equipment                                     1,580             1,412            1,340
   Data processing fees                                         623               612              561
   SAIF special assessment                                        -                 -              604
   Federal deposit insurance premiums                            95                75              159
   Other                                                      2,135             2,068            2,134
                                                     ------------------------------------------------------
                                                             10,532             9,620           10,021
                                                     ------------------------------------------------------
Income before income taxes                                    4,174             3,848            2,040
Income taxes                                                  1,468             1,439              730
                                                     ------------------------------------------------------
Net income                                                  $ 2,706           $ 2,409          $ 1,310
                                                     ======================================================
Basic earnings per share                                    $  1.81           $  1.67          $   .91
                                                     ======================================================
Diluted earnings per share                                  $  1.78           $  1.65          $   .90
                                                     ======================================================
Dividends per share                                         $   .59           $   .48          $   .48
                                                     ======================================================





See accompanying notes.
                                       27

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity



                                                              Common
                                                               Stock     Unrealized
                                                                And      Gain (Loss)
                                                             Additional on Securities
                                                               Paid-in    Available-  Retained   Treasury
                                                               Capital    for-Sale    Earnings    Stock      Total
                                                           ----------------------------------------------------------
                                                                     (In Thousands, Except Per Share Amounts)

Balance at January 1, 1996                                     $11,657     $(181)     $15,249     $(182)   $26,543
   Comprehensive income:
     Net income                                                      -         -        1,310         -      1,310
     Other comprehensive income -
       Change in unrealized loss on securities
         available-for-sale, net of deferred income
         taxes of $7                                                 -       (22)           -         -        (22)
                                                           ----------------------------------------------------------
   Total comprehensive income                                                                                1,288
   Sale of 16,988 shares of treasury stock                           -         -            -       186        186
   Purchase of 87,316 shares of treasury stock                       -         -            -      (946)      (946)
   Cash dividends declared - $.48 per share                          -         -         (691)        -       (691)
                                                           ----------------------------------------------------------
Balance at December 31, 1996                                    11,657      (203)      15,868      (942)    26,380
   Comprehensive income:
     Net income                                                      -         -        2,409         -      2,409
     Other comprehensive income -
       Change in unrealized loss on securities
         available-for-sale, net of deferred income
         taxes of $118                                               -       222            -         -        222
                                                           ----------------------------------------------------------
   Total comprehensive income                                                                                2,631
   Sale of 8,595 shares of common stock in connection
     with dividend reinvestment program                            123         -            -         -        123
   Sale of 110,986 shares of treasury stock                         72         -            -     1,184      1,256
   Purchase of 22,273 shares of treasury stock                       -         -            -      (251)      (251)
   Cash dividends declared--$.48 per share                           -         -         (703)        -       (703)
   Exercise of stock options                                        60         -            -         -         60
                                                           ----------------------------------------------------------
Balance at December 31, 1997                                    11,912        19       17,574        (9)    29,496
   Comprehensive income:
     Net income                                                      -         -        2,706         -      2,706
     Other comprehensive income -
       Change in unrealized loss on securities
         available-for-sale, net of deferred income
         taxes of $68                                                -      (107)           -         -       (107)
                                                           ----------------------------------------------------------
   Total comprehensive income                                                                                2,599
   Issuance of new shares                                          349         -            -       (12)       337
   Fractional shares issued due to stock split and stock
     dividend                                                      (10)        -            -         -        (10)
   Sale of 4,088 shares of common stock in connection
     with dividend reinvestment program                            132         -            -         -        132
   Sale of 1,544 shares of treasury stock                            6         -            -       104        110
   Purchase of 22,855 shares of treasury stock                       -         -            -      (845)      (845)
   Cash dividends declared - $.59 per share                          -         -         (889)        -       (889)
   Exercise of stock options                                       (61)        -            -       128         67
                                                           ----------------------------------------------------------
Balance at December 31, 1998                                   $12,328     $ (88)     $19,391     $(634)   $30,997
                                                           ==========================================================


See accompanying notes.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows


                                                                           YEAR ENDED DECEMBER 31
                                                                       1998          1997         1996
                                                                   ----------------------------------------
                                                                                 (In Thousands)
OPERATING ACTIVITIES
Net income                                                          $    2,706    $   2,409     $   1,310
Adjustments to reconcile net income to cash provided by
   operating activities:
     Provision for loan losses                                             250          192           460
     Provision for depreciation                                            577          511           484
     Net amortization of investment securities premiums
       and discounts                                                        92          112           287
     Net realized gains on investment securities                          (217)         (78)          (70)
     Decrease (increase) in accrued interest receivable                   (121)         (83)           62
     Increase (decrease) in accrued interest payable                        89          (63)         (180)
     Other                                                                (813)          70            31
                                                                   ----------------------------------------
Net cash provided by operating activities                                2,563        3,070         2,384

INVESTING ACTIVITIES
Purchases of securities available-for-sale                             (30,735)     (20,733)      (12,718)
Proceeds from sales of securities available-for-sale                    26,779       12,308        15,848
Proceeds   from   redemption   and   maturities  of  securities
   available-for-sale                                                    6,153       10,566        14,054
Net increase in loans                                                  (24,763)     (37,627)      (26,700)
Purchases of premises and equipment                                     (1,816)      (1,602)         (679)
Proceeds from sales of real estate                                           -           53           100
Redemption (purchases) of Federal Home Loan Bank stock
                                                                            (7)          68          (416)
                                                                   ----------------------------------------
Net cash used in investing activities                                  (24,389)     (36,967)      (10,511)



                                                                     (continued)

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries


                                                                           YEAR ENDED DECEMBER 31
                                                                       1998         1997         1996
                                                                  -----------------------------------------
                                                                                 (In Thousands)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                    $24,561       $31,736      $  (150)
Net increase (decrease) in borrowings                                   11,760        (5,350)       3,850
Increase (decrease) in advance payments by borrowers for
   taxes and insurance                                                    (127)          112         (297)
Payments of cash dividends to stockholders                                (889)         (703)        (691)
Purchase of treasury stock                                                (845)         (251)        (946)
Proceeds from the sale of treasury stock                                   110         1,256          186
Proceeds from issuing additional common stock                              394            60            -
Proceeds from dividend reinvestment plan                                   132           123            -
                                                                  -----------------------------------------
Net cash provided by financing activities                               35,096        26,983        1,952
                                                                  -----------------------------------------

Increase (decrease) in cash and cash equivalents                        13,270        (6,914)      (6,175)
Cash and cash equivalents at beginning of year                          15,358        22,272       28,447
                                                                  -----------------------------------------
Cash and cash equivalents at end of year                               $28,628       $15,358      $22,272
                                                                  =========================================

Supplemental cash flow information and non-cash transactions:
     Interest paid                                                     $10,566       $ 9,169      $ 8,521
     Income taxes paid                                                   1,483         1,232          759















See accompanying notes.
                                       30

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                                December 31, 1998
                  (Dollars In Thousands, Except Share Amounts)


1. ACCOUNTING POLICIES

BUSINESS

Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries (the Corporation) provides a full range of personal and commercial financial services to customers through its subsidiaries. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Corporation, its wholly owned subsidiaries, Lincoln State Bank (Lincoln), Franklin State Bank (Franklin) and Lincoln Community Bank (Lincoln Community)--collectively, "the Banks," M&M Services, which provides management services for the Banks, Achieve Mortgage Corporation, which provides mortgage banking services for the Banks and Lincoln's wholly owned subsidiary, Lincoln Investment Corp., and Lincoln Community's wholly owned subsidiary, Lincoln Investment Management Corporation, which manage an investment portfolio for the Banks. All significant intercompany accounts and transactions have been eliminated.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts due from banks (both interest-bearing and noninterest-bearing) and federal funds sold.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

INVESTMENT AND MORTGAGE-RELATED SECURITIES

All of the Corporation's investment and mortgage-related securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

INTEREST AND FEES ON LOANS

Interest on loans is recorded as income when earned. Loans are placed on non-accrual status, generally recognizing interest as income when received, when in the opinion of management, the collectibility of principal or interest becomes doubtful.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loans' yields. The Corporation is amortizing these amounts, using the level-yield method, adjusted for prepayments, over the contractual life of the related loans.

ALLOWANCE FOR LOAN LOSSES

A provision for loan losses is made when a loss is probable and can be reasonably estimated. The provision is based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, and prior loss experience.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

The Corporation had no impaired loans in 1998 or 1997.

A substantial portion of the Banks' loans are collateralized by real estate in metropolitan Milwaukee, Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in metropolitan Milwaukee, Wisconsin.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses, future additions to the allowance may be necessary based on changes in economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of premises and equipment is depreciated, using the straight-line or double-declining-balance methods, over the estimated useful lives of the assets (five to thirty-two years).

STOCK SPLITS

Share data and equity amounts have been adjusted to recognize a three-for-two stock split on April 10, 1998, and a 10% stock dividend on October 15, 1998.

EARNINGS PER SHARE INFORMATION

Earnings per share of common stock have been computed based on the weighted average number of common stock and common stock equivalents, if dilutive, outstanding during each year. The resulting number of shares used in computing basic earnings per share is 1,497,763, 1,442,723 and 1,439,560 for the years ended December 31, 1998, 1997 and 1996, respectively. The number of shares used in computing diluted earnings per share is 1,517,605, 1,459,117 and 1,455,555, for the years ended December 31, 1998, 1997 and 1996, respectively.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING CHANGES

Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires public companies to report financial and descriptive information about their operating segments using a "management approach." Operating segments are defined as revenue-producing components of the enterprise for which separate financial information is produced internally and are subject to evaluation the chief operating decision maker in deciding how to allocate resources to segments. Statement No. 131 is effective for 1998; however, the Corporation has determined that its only operating and reportable segment is community banking and therefore it is not required to present any further information under Statement No. 131.

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES

The following is a summary of securities:


                                                                   Gross         Gross
                                                    Amortized    Unrealized    Unrealized
                                                      Cost         Gains         Losses      Fair Value
                                                  --------------------------------------------------------
At December 31, 1998:
   Mutual funds                                       $ 3,173        $  -           $114       $ 3,059
   U.S. treasury and other U.S. government
     securities                                         1,521           8             12         1,517
   Small Business Administration certificates             597          31              -           628
   State and political subdivision certificates        10,580          33             96        10,517
   Collateralized mortgage obligations                  2,195           2              6         2,191
   Government agency mortgage-backed securities
                                                       20,653         129            123        20,659
                                                  --------------------------------------------------------
                                                      $38,719        $203           $351       $38,571
                                                  ========================================================


At December 31, 1997:
   Mutual funds                                       $ 3,173        $  -           $ 69       $ 3,104
   U.S. treasury and other U.S. government
     securities                                         7,789          29             17         7,801
   Small Business Administration certificates             886          44              -           930
   State and political subdivision certificates           800          14              -           814
   Collateralized mortgage obligations                  1,498           3             13         1,488
   Government agency mortgage-backed securities        26,644         117             80        26,681
                                                  --------------------------------------------------------
                                                      $40,790        $207           $179       $40,818
                                                  ========================================================


        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)

Securities carried at $1,100 at December 31, 1998 were pledged principally to secure liabilities to the Federal Reserve Bank.

The amortized cost and market value of securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                                                                Amortized
                                                                                   Cost       Fair Value
                                                                              -----------------------------
Due in one year or less                                                           $   492       $   500
Due after one year through five years                                               2,005         2,012
Due after five years through ten years                                              9,122         9,067
Due after ten years                                                                 1,079         1,083
Mutual funds                                                                        3,173         3,059
Mortgage-related securities                                                        22,848        22,850
                                                                              -----------------------------
                                                                                  $38,719       $38,571
                                                                              =============================


Proceeds from sales of securities available-for-sale during the years ended December 31, 1998, 1997 and 1996, were $26,779, $12,308 and $15,848, respectively. Gross gains of $217, $83 and $87 were recorded on those sales for the years ended December 31, 1998, 1997 and 1996, respectively. Gross losses of $0, $5 and $17 were also recorded in the years ended December 31, 1998, 1997 and 1996, respectively.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

3. LOANS RECEIVABLE

Loans receivable consist of the following:


                                                                                    DECEMBER 31
                                                                               1998             1997
                                                                       ------------------------------------
First mortgage:
   Conventional single-family residential                                    $ 43,912         $ 58,821
   Commercial and multifamily residential                                     112,015           78,365
   Construction                                                                15,853           18,191
                                                                       ------------------------------------
                                                                              171,780          155,377

Commercial business loans                                                      64,094           56,846
Consumer and installment loans                                                 13,578           12,220
Leases                                                                          2,599            2,311
Home equity loans                                                               1,346            1,496
Other                                                                             763            1,081
                                                                       ------------------------------------
                                                                               82,380           73,954
Less:
   Deferred loan fees                                                              43               60
   Allowance for loan losses                                                    2,302            2,093
                                                                       ------------------------------------
                                                                             $251,815         $227,178
                                                                       ====================================


Transactions in the allowance for loan losses are summarized as follows:


                                                                          YEAR ENDED DECEMBER 31
                                                                      1998          1997         1996
                                                                  -----------------------------------------
Balance at beginning of year                                          $2,093        $1,939       $1,533
   Provisions charged to operations                                      250           192          460
   Recoveries                                                              7             -           29
   Charge-offs                                                           (48)          (38)         (83)
                                                                  -----------------------------------------
Balance at end of year                                                $2,302        $2,093       $1,939
                                                                  =========================================


Total nonaccrual loans were $1,021 and $498 at December 31, 1998 and 1997, respectively.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

4. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:


                                                                                       DECEMBER 31
                                                                                   1998           1997
                                                                           --------------------------------
Land                                                                             $ 2,351        $ 2,353
Office buildings and improvements                                                  9,085          7,858
Furniture and equipment                                                            4,402          3,807
                                                                           --------------------------------
                                                                                  15,838         14,018
Less accumulated depreciation                                                     (5,708)        (5,127)
                                                                           --------------------------------
                                                                                 $10,130        $ 8,891
                                                                           ================================

5.
DEPOSITS


Deposits consist of the following:


                                                                                       DECEMBER 31
                                                                                   1998           1997
                                                                           --------------------------------
Negotiable Order of Withdrawal accounts:
   Noninterest-bearing                                                          $ 41,985       $ 39,405
   Interest-bearing                                                               21,239         20,137
Savings deposits                                                                  57,556         58,177
Money market investment accounts                                                   8,547          8,425
Time deposits and certificate accounts                                           159,903        138,525
                                                                           --------------------------------
                                                                                $289,230       $264,669
                                                                           ================================



The scheduled maturities of time deposits and certificate accounts at December 31, 1998 are as follows:


         Maturities during the year ending December 31:
         ----------------------------------------------
                            1999                                   $147,451
                            2000                                      6,187
                            2001                                      2,881
                            2002                                      1,541
                            2003                                      1,837
                            Thereafter                                    6
                                                             ----------------
                                                                   $159,903
                                                             ================



At December 31, 1998 and 1997, time deposits and certificate accounts with balances greater than $100 amounted to $33,266 and $28,527, respectively.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

6. BORROWINGS

At December 31, 1998 and 1997, the Banks have overnight federal funds purchased of $9,500 and $1,500, respectively, with weighted-average interest of 5.40% and 6.00%, respectively.

Lincoln also had a short-term advance of $3,500 from the Federal Home Loan Bank at December 31, 1998, which bears interest at 5.13%. Lincoln is required to maintain unencumbered mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the Federal Home Loan Bank as collateral. In addition, these advances are collateralized by Federal Home Loan Bank stock.

At December 31, 1998 and 1997, the Corporation had $260 and $0 outstanding, respectively, on a line of credit with an unaffiliated bank with a total available balance of $2,000. The line bears interest at the lender's prime rate (7.75% at December 31, 1998), and is collateralized by 100% of the capital stock of Franklin State Bank.

7. STOCKHOLDERS' EQUITY

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Banks meet all capital adequacy requirements to which they are subject.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

7. STOCKHOLDERS' EQUITY (CONTINUED)

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized all the Banks as well capitalized under the regulatory framework for prompt corrective action. As of December 31, 1997, Lincoln Community Bank and Franklin State Bank were categorized as well capitalized and Lincoln State Bank as adequately capitalized. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' classifications as of December 31, 1998.


                                                                                  To Be Well Capitalized
                                                              For Capital         Under Prompt Corrective
                                       Actual              Adequacy Purposes        Action Provisions
                               ----------------------------------------------------------------------------
                                  Amount      Ratio        Amount       Ratio      Amount       Ratio
                               ----------------------------------------------------------------------------
AS OF DECEMBER 31, 1998
Total Capital (to Risk-
   Weighted Assets):
     Lincoln State Bank           $15,721      10.01%      $12,570        8.00%     $15,713      10.00%
     Lincoln Community Bank         9,326      13.20         5,652        8.00        7,065      10.00
     Franklin State Bank            4,866      11.27         3,454        8.00        4,317      10.00

Tier 1 Capital (to Risk-
   Weighted Assets):
     Lincoln State Bank            14,567       9.27         6,285        4.00        9,428       6.00
     Lincoln Community Bank         8,546      12.10         2,826        4.00        4,239       6.00
     Franklin State Bank            4,498      10.42         1,727        4.00        2,590       6.00

Tier 1 Capital (to Average
   Assets):
     Lincoln State Bank            14,567       8.41         6,925        4.00        8,656       5.00
     Lincoln Community Bank         8,546       8.34         4,097        4.00        5,121       5.00
     Franklin State Bank            4,498       8.96         2,008        4.00        2,510       5.00


8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Corporation from funds which are mainly provided by dividends from the Banks. However, certain restrictions exist regarding the ability of the Banks to transfer funds to the Corporation in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Banks' retained earnings.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES (CONTINUED)

As of December 31, 1998, the subsidiary banks collectively had equity of $27,635,649 of which $3,419,574 was available for distribution to the Corporation as dividends without prior regulatory approval.

Under Federal Reserve Board regulations, the Banks are limited as to the amount they may loan to their affiliates, including the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1998, the maximum amount available for transfer from any one of these Banks to the Corporation in the form of loans approximates 8.6% of consolidated stockholders' equity.

9. EMPLOYEE BENEFIT PLANS

The Corporation has an Incentive Stock Option Plan under which 23,100 shares of common stock are reserved for the grant of options to officers and key employees at a price not less than the fair market value of the stock on the date of the grant. The plan limits the options that may be granted to each employee to $100 (based on aggregate fair market value at the date of the grant) per calendar year, on a cumulative basis. Options must be exercised within ten years of the date of grant and can be regranted if forfeited.

A summary of stock option transactions follows:


                                                                        Weighted        Weighted Average
                                                   Exercise             Average             Remaining
                                 Number              Price           Exercise Price     Contractual Life
                               of Shares           Per Share           Per Share
                              --------------  --------------------- ------------------  -------------------
Total outstanding at
   December 31, 1996              41,250         $9.86 - $15.15          $12.35             4.54 years
Expired                           (1,013)             9.86
Exercised                        (12,187)         9.86 - 12.12
                              --------------
Total outstanding at
   December 31, 1997              28,050         12.18 - 15.15            13.13             4.83 years
Granted                           49,775         30.91 - 31.14            30.98              10 years
Exercised                         (4,620)        12.18 - 15.15            12.68
                              --------------
Total outstanding at
   December 31, 1998              73,205         12.12 - 31.14            25.29             7.20 years
                              ==============


At December 31, 1998, all outstanding options are exercisable.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

The Corporation has a 401(k) Profit Sharing Plan and Trust which covers substantially all employees with at least six months of service who have attained age twenty and one-half. Participating employees may annually contribute up to 12% of their pre-tax compensation. The Corporation's annual contribution consists of a discretionary matching percentage, limited to 1% of employee compensation, and an additional discretionary amount, which is determined annually by the Board of Directors. The Corporation's contributions for 1998, 1997 and 1996, were $193, $180 and $164, respectively.

10. INCOME TAXES

The provision for income taxes consists of the following:


                                                                     YEAR ENDED DECEMBER 31
                                                           1998              1997             1996
                                                     ------------------------------------------------------
Current:
   Federal                                                  $1,341          $1,157             $718
   State                                                       255             231              168
                                                     ------------------------------------------------------
                                                             1,596           1,388              886
                                                     ------------------------------------------------------
Deferred (benefit):
   Federal                                                     (73)             36             (124)
   State                                                       (55)             15              (32)
                                                     ------------------------------------------------------
                                                              (128)             51             (156)
                                                     ------------------------------------------------------
                                                            $1,468          $1,439             $730
                                                     ======================================================


The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:


                                                                           YEAR ENDED DECEMBER 31
                                                                       1998         1997         1996
                                                                  -----------------------------------------
Income tax at statutory rate                                          $1,419        $1,309         $694
Increase (reduction) resulting from:
   Tax-exempt interest income                                            (76)          (21)         (49)
   State income taxes, net of federal tax benefit                        132           163           89
   Other                                                                  (7)          (12)          (4)
                                                                  -----------------------------------------
                                                                      $1,468        $1,439         $730
                                                                  =========================================


        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

10. INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities are as follows:


                                                                                       DECEMBER 31
                                                                                    1998         1997
                                                                                ---------------------------
Deferred tax assets:
   Allowance for loan losses                                                        $  692       $  594
   Unrealized loss on securities                                                        59            -
   Net operating loss carryforwards                                                    546          509
   Other assets                                                                         91           83
                                                                                ---------------------------
Total deferred tax assets                                                            1,388        1,186
Valuation allowance                                                                   (557)        (509)
                                                                                ---------------------------
                                                                                       831          677
Deferred tax liabilities:
   Unrealized gain on securities                                                         -            9
   Depreciation                                                                        298          293
   Other liabilities                                                                    35           39
                                                                                ---------------------------
Total deferred tax liabilities                                                         333          341
                                                                                ---------------------------
Net deferred tax asset                                                              $  498       $  336
                                                                                ===========================


At December 31, 1998, the Corporation and its subsidiaries, which file separate state income tax returns, have state net operating loss carryforwards of approximately $10,462 which expire at various dates through 2013. Due to the unlikelihood of realizing these benefits, a valuation allowance of $546 has been established to offset the deferred tax assets relating to these carryforwards.

Lincoln Community qualified under provisions of the Internal Revenue Code, which previously permitted it to deduct from taxable income an allowance for bad debts that differs from the provision for such losses charged to income for financial reporting purposes. At December 31, 1998, retained earnings included approximately $3,606 for which no provision for income taxes has been made. Income taxes of approximately $1,414 would be imposed if Lincoln Community Bank were to use these retained earnings for any other purpose other than to absorb bad debt losses.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

11. LOANS TO RELATED PARTIES

In the ordinary course of business, loans are granted to related parties, which include management personnel, directors and entities in which such persons are principal stockholders. Activity in loans to related parties is as follows:

          Balance at December 31, 1996                            $ 16,984
             Loans originated                                       13,852
             Repayments                                             (8,021)
                                                               ----------------
          Balance at December 31, 1997                              22,815
             Loans originated                                       16,155
             Repayments                                            (16,249)
                                                               ----------------
          Balance at December 31, 1998                            $ 22,721
                                                               ================


12. COMMITMENTS AND CONTINGENT LIABILITIES

Off-balance-sheet financial instruments whose contracts represent credit and/or interest rate risk at December 31, 1998 and 1997, are as follows:


                                                                                   DECEMBER 31
                                                                              1998            1997
                                                                       ------------------------------------
Commitments to originate mortgage loans (expiring
 within three months):
     Fixed rates                                                            $ 4,172         $ 3,008
     Adjustable rates                                                         3,541           1,018

Unused lines of credit:
   Commercial business                                                       29,957          24,384
   Home equity (adjustable rate)                                              1,279           1,278
   Credit cards (fixed rate)                                                  3,148           2,599

Standby letters of credit                                                     2,941           1,975


Loan commitments and line-of-credit loans are made to accommodate the financial needs of the Banks' customers. Standby letters of credit commit the Banks to make payments on behalf of customers when certain specified future events occur. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Banks' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

12. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Except for the above-noted commitments to originate loans in the normal course of business, the Corporation and the Banks have not undertaken the use of off-balance-sheet derivative financial instruments for any purpose.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation. The Corporation does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of the Corporation to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Corporation's future earnings or cash flows.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts for cash and cash equivalents approximate those assets' fair values.

INVESTMENT AND MORTGAGE-RELATED SECURITIES

Fair values for investment and mortgage-related securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

13. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

ACCRUED INTEREST INCOME AND EXPENSE

The fair value of accrued interest income and expense approximates the respective book value.

LOANS RECEIVABLE

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans, commercial business loans and consumer and other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FEDERAL HOME LOAN BANK STOCK

FHLB stock is carried at cost which is its redeemable value since the market for this stock is restricted.

DEPOSITS

The fair values disclosed for noninterest-bearing checking accounts, negotiable order of withdrawal accounts, passbook accounts and savings deposits and money market investment accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed term certificate accounts approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

BORROWINGS

The fair values of the Corporation's borrowings are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

13. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for the Corporation's off-balance-sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1998 or 1997.

The carrying amounts and fair values of the Corporation's financial instruments consist of the following:


                                                 DECEMBER 31, 1998                 DECEMBER 31, 1997
                                           -------------------------------   -------------------------------
                                              Carrying                         Carrying
                                               Amount        Fair Value         Amount        Fair Value
                                           -------------------------------   -------------------------------
Cash and cash equivalents                     $ 28,628        $ 28,628         $ 15,358        $ 15,358
Securities available-for-sale:
   Investment securities                        15,721          15,721           12,649          12,649
   Mortgage-related securities                  22,850          22,850           28,169          28,169
Loans receivable                               254,160         254,964          229,331         229,779
Accrued interest receivable                      1,674           1,674            1,553           1,553
Federal Home Loan Bank stock                     1,057           1,057            1,050           1,050
Deposits                                       289,230         289,357          264,669         264,624
Accrued interest payable                           421             421              332             332
Borrowings                                      13,260          13,260            1,500           1,500


       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

14. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION


                                                                                   DECEMBER 31
STATEMENTS OF FINANCIAL CONDITION                                            1998             1997
                                                                       ------------------------------------
ASSETS
Cash and cash equivalents                                                     $    30          $   212
Investment in subsidiaries                                                     28,213           26,307
Premises and equipment                                                          2,915            2,989
Other assets                                                                    1,086              959
                                                                       ------------------------------------
Total assets                                                                  $32,244          $30,467
                                                                       ====================================


LIABILITIES
Other liabilities                                                             $   987          $   971
Borrowings                                                                        260                -
                                                                       ------------------------------------
Total liabilities                                                               1,247              971

STOCKHOLDERS' EQUITY
Common stock                                                                    1,508              904
Additional paid-in capital                                                     10,820           11,008
Unrealized gain (loss) on available for sale securities                           (88)              19
Retained earnings                                                              19,391           17,574
Less treasury stock                                                              (634)              (9)
                                                                       ------------------------------------
Total stockholders' equity                                                     30,997           29,496
                                                                       ------------------------------------
Total liabilities and stockholders' equity                                    $32,244          $30,467
                                                                       ====================================


       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

14. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)


                                                                            YEAR ENDED DECEMBER 31
                                                                         1998        1997       1996
                                                                      ------------------------------------
STATEMENTS OF INCOME

Income:
   Interest on loans, including fees                                   $       -  $      -    $     26
   Interest on investments                                                     -         -          25
   Dividends from subsidiaries                                             4,783     1,943       1,876
   Other                                                                   1,227       280         244
                                                                      ------------------------------------
                                                                           6,010     2,223       2,171
Expenses:
   Salaries and employee benefits                                          1,511     1,268         847
   Occupancy                                                                 476       391         281
   Interest                                                                   12        16           3
   Other                                                                     517       547         544
                                                                      ------------------------------------
                                                                           2,516     2,222       1,675
                                                                      ------------------------------------
Income before income tax benefit and equity in undistributed
   net income of subsidiaries                                              3,494         1         496
Income tax benefit                                                           448       670         478
                                                                      ------------------------------------
Income before equity in undistributed net income of
   subsidiaries                                                            3,942       671         974
Equity in undistributed net income of subsidiaries                        (1,236)    1,738         336
                                                                      ------------------------------------
Net income                                                               $ 2,706    $2,409      $1,310
                                                                      ====================================


       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

14. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)


                                                                             YEAR ENDED DECEMBER 31
                                                                          1998        1997        1996
                                                                      -------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS

OPERATING ACTIVITIES
Net income                                                               $ 2,706     $ 2,409     $ 1,310
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Equity in undistributed net income of subsidiaries                    1,236      (1,738)       (336)
     Provision for depreciation                                              153         116          80
     Other                                                                  (110)       (593)        266
                                                                      -------------------------------------
Net cash provided by operating activities                                  3,985         194       1,320

INVESTING ACTIVITIES
Sales of mortgage-backed securities                                            -           -         693
Proceeds from repayments of mortgage-related securities                        -           -          27
Proceeds from sales of furniture and equipment                                 -         250           -
Purchases of furniture and equipment                                         (79)     (1,400)       (226)
                                                                      -------------------------------------
Net cash provided (used) by investing activities                             (79)     (1,150)        494

FINANCING ACTIVITIES
Net increase in notes payable                                                260           -           -
Capital contribution to subsidiary                                        (3,250)          -           -
Payment of cash dividends                                                   (889)       (703)       (691)
Purchase of treasury stock                                                  (845)       (251)       (946)
Proceeds from the sale of treasury stock                                     110       1,256         186
Proceeds from issuing additional common stock                                394          60           -
Proceeds from dividend reimbursement plan                                    132         123           -
                                                                      -------------------------------------
Net cash provided (used) by financing activities                          (4,088)        485      (1,451)
                                                                      -------------------------------------

Increase (decrease) in cash and cash equivalents                            (182)       (471)        363
Cash and cash equivalents at beginning of year                               212         683         320
                                                                      -------------------------------------
Cash and cash equivalents at end of year                                 $    30     $   212     $   683
                                                                      =====================================


       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

15. PENDING ACQUISITION

On March 9, 1999, the Corporation entered into a definitive agreement to acquire Pyramid Bancorp., Inc. (PBI) by exchanging nine shares of the Corporation's stock for each outstanding common share of PBI. Upon closing, PBI will be merged into the Corporation. The transaction is expected to close in the second quarter of 1999, and will be accounted for as a pooling of interests. At December 31, 1998, PBI had total assets and shareholder's equity of $106,909 and $8,441, respectively.

                             DIRECTORS AND OFFICERS

MERCHANTS AND MANUFACTURERS BANCORPORATION
DIRECTORS
Michael J. Murry                                                     Gerald Fusek
Chairman of the Board                                                President - West Allis Region

James F. Bomberg                                                     Thomas Loew
President, and Chief Executive Officer                               President - Franklin Region

J. Michael Bartels                                                   Conrad C. Kaminski
President, Bartels Management Services, Inc.                         President - Milwaukee Region

Duane P. Cherek                                                      Thomas Wangerin
President, Cherek Lincoln-Mercury, Inc.                              President - Southeast Region

Robert V. Donaj                                                      Linda Anderson
President Achieve Mortgage Corp.                                     Executive Administrative Assistant

Thomas F. Gapinski                                                   Donald Bray
Insurance Executive                                                  Assistant Vice President - Information Services

Casimir S. Janiszewski                                               Cynthia M. Congemi
President, Superior Die Set Corporation                              Vice President - Training Director

David A. Kaczynski                                                   Debra L. Kapetanich
President, Cardinal Fabricating Corporation                          Vice President-Marketing Director

Conrad C. Kaminski                                                   John M. Krawczyk
President, M&M Bancorp - Milwaukee Region                            Executive Vice President and Chief Operating Officer

John M. Krawczyk                                                     Kathryn N. Lazzaro
Executive Vice President                                             Executive Administrative Assistant

Nicholas S. Logarakis                                                Susan McClure
President, General Automotive Manufacturing Co.                      Vice President Operations

Longin C. Prazynski                                                  James C. Mroczkowski
Retired Building Inspector                                           Vice President and Chief Financial Officer

Gervase R. Rose                                                      Mark A. Ohlert
President, Roman Electric Co.                                        Vice President - Credit Analyst Supervisor

James A. Sass                                                        Perfecto Rivera
President, Max A. Sass Funeral Homes                                 Vice President

Keith C. Winters                                                     Steven Rutt
President, Keith C. Winters & Associates, Ltd.                       Vice President - Special Loans

MERCHANTS AND MANUFACTURERS BANCORPORATION                           Christine Schueller
OFFICERS                                                             Executive Administrative Assistant
Michael J. Murry
Chairman of the Board                                                Anthony R. Smyczek
                                                                     Vice President - Consumer Credit Administrator
James F. Bomberg
President and Chief Executive Officer


LINCOLN STATE BANK
DIRECTORS                                                            Gerald Fusek
Nicholas S. Logarakis                                                Vice President Commercial Lending Officer
Chairman of the Board
                                                                     Debra Jeske
Conrad C. Kaminski                                                   Executive Administrative Assistant
Vice Chairman of the Board
                                                                     Diane Johnson
Dr. Francisco Aguilar                                                Assistant Vice President - Branch Manager
Physician
                                                                     Karolyn Kirkwood
Michael L. Dana                                                      Assistant Branch Manager
Chairman, Dana Investment Advisors, Inc.
                                                                     Pamela M. Kurudza
Michael J. Duginski                                                  Vice President & Cashier
Attorney, Krawczyk & Duginski, S.C.
                                                                     Robert A. Kurudza
Michael D. Dunham                                                    Assistant Vice President - Branch Manager
President, Effective Management Systems, Inc.
                                                                     Mary La Grange
Thomas F. Gapinski                                                   Consumer Banking Officer

Casimir S. Janiszewski                                               Thomas G. Loew
                                                                     Vice President Commercial Lending Officer
Sr. Mary Jendras
Administrator, Felician Health Care                                  Michael J. Murry
                                                                     Vice President Commercial Lending Officer
William E. La Macchia
President & CEO Mark Travel Corporation                              Vincent Paduano
                                                                     Assistant Vice President - Branch Manager
Cynthia Loew
President and Chief Executive Officer                                Kathleen Potter
                                                                     Assistant Branch Manager
Michael J. Murry
                                                                     Jean A. Pollnow
LINCOLN STATE BANK                                                   Executive Vice President
OFFICERS
Nicholas S. Logarakis                                                Steven J. Rutt
Chairman of the Board                                                Vice President Commercial Lending Officer

Cynthia Loew                                                         Nicole Schultz-Thomas
President and Chief Executive Officer                                Assistant Branch Manager

Conrad C. Kaminski                                                   Thomas Wangerin
Vice Chairman of the Board & Commercial Lending Officer              Vice President - Commercial Lending Officer

James F. Bomberg
Vice President Commercial Lending Officer

Rosalind E. Cesarz
Assistant Vice President - Convenience Centers Manager

Cynthia Cullinan
Vice President and Loan Officer

Richard L. Dennis
Vice President - Branch Manager


FRANKLIN STATE BANK
DIRECTORS                                                            Steven J. Rutt
Keith C. Winters                                                     Vice President Commercial Lending Officer
Chairman of the Board
                                                                     Patricia A. Urban
Thomas G. Loew                                                       Consumer Lending Officer
Vice Chairman of the Board
                                                                     LINCOLN COMMUNITY BANK
J. Michael Bartels                                                   DIRECTORS
                                                                     James A. Sass
Donna L. Kleinschmidt                                                Chairman of the Board
President and Chief Executive Officer
                                                                     Conrad C. Kaminski
John P. Klose                                                        Vice Chairman of the Board
Realtor, Dwyer/Klose Realty
                                                                     Robert J. Blonski
Gary J. Krawczyk
Attorney, Krawczyk & Duginski, S.C.                                  Maria Monreal-Cameron
                                                                     Executive Director Hispanic Chamber of Commerce
Michael J. Murry
                                                                     Duane P. Cherek
Gervase R. Rose
                                                                     Robert V. Donaj
FRANKLIN STATE BANK
OFFICERS                                                             David A. Kaczynski
Keith C. Winters
Chairman of the Board                                                John M. Krawczyk

Thomas G. Loew                                                       Mary Jo Krawczyk
Vice Chairman of the Board                                           President and Chief Executive Officer

Donna L. Kleinschmidt                                                Michael J. Murry
President and Chief Executive Officer
                                                                     Longin C. Prazynski
Cheryl Andrews
Assistant Vice President & Cashier                                   LINCOLN COMMUNITY BANK
                                                                     OFFICERS
James F. Bomberg                                                     James A. Sass
Vice President Commercial Lending Officer                            Chairman of the Board

Walter D. Bringardner                                                Conrad C. Kaminski
Vice President Lending Officer                                       Vice Chairman of the Board

James Crowley                                                        Mary Jo Krawczyk
Assistant Vice President Branch Manager                              President and Chief Executive Officer

Gerald Fusek                                                         James F. Bomberg
Vice President Commercial Lending Officer                            Vice President Commercial Lending Officer

Conrad K. Kaminski                                                   Judith M. Donaj
Vice President Commercial Lending Officer                            Assistant Vice President - Branch Manager

Michael J. Murry                                                     Gerald Fusek
Vice President Commercial Lending Officer                            Vice President Commercial Lending Officer

Erin Nowakowski                                                      Shelly Gardner
Assistant Branch Manager                                             Consumer Banking Officer


LINCOLN COMMUNITY BANK
OFFICERS (CONTINUED)                                                 Tims H. Petersons
Thomas G. Loew                                                       Internal Auditor
Vice President Commercial Lending Officer
                                                                     Jeannette R. Pinkowski
Michael J. Murry                                                     Assistant Vice President
Vice President Commercial Lending Officer
                                                                     Marsha M. Sczerzen
Steven J. Rutt                                                       Human Resource Director
Vice President Commercial Lending Officer
                                                                     Gregory B. Stengel
Beverly Sustache                                                     Executive Vice President - Comptroller
Vice President & Cashier
                                                                     Barbara J. Wagner
Sharon Tocco                                                         Loan Services Administrator
Executive Vice President
                                                                     LINCOLN NEIGHBORHOOD
Thomas Wangerin                                                                   REDEVELOPMENT CORPORATION
Vice President Commercial Lending Officer                            DIRECTORS
                                                                     Conrad C. Kaminski
Bernadine M. Ziemba                                                  Director and Chairman of the Board
Assistant Vice President
                                                                     Richard W. Heine
M&M SERVICES, INC.                                                   Director and President
DIRECTORS
Michael J. Murry                                                     Robert J. Blonski
Chairman of the Board                                                Director and Vice President

Robert J. Blonski                                                    Steve Rutt
                                                                     Director and Secretary
Duane P. Cherek
                                                                     Thomas G. Loew
Michael Duginski                                                     Director and Treasurer

Gary Krawczyk                                                        Robert Nicol
                                                                     Director
M&M SERVICES, INC.
OFFICERS                                                             OFFICERS
Robert J. Blonski                                                    Michael D. Gapinski
President and  Chief Executive Officer                               Vice President and Executive Director

Rosemary Chojnacki                                                   Hide Dewulf
Deposit Services Officer                                             Project Manager

Peter G. Eggers                                                      ACHIEVE MORTGAGE CORPORATION
Assistant Comptroller                                                OFFICERS
                                                                     Robert V. Donaj
Helen A. Groshek                                                     President
Assistant Customer Service Supervisor
                                                                     Rosemary Blonski
Anne Marie Grulkowski                                                Assistant Vice President - Chief Lending Administrator
Credit Review Officer
                                                                     Mary Ann O'Bara
Nancy Knapp                                                          Assistant Secretary
Assistant Loan Services Administrator
                                                                     Ann Smessaert
                                                                     Assistant Vice President


     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

         The stock of the Corporation is not listed on any stock exchange or quoted on the National Association of Securities Dealers Quotation Automated Quotation System. The Corporation's stock has been quoted on "Pink Sheets", an inter-broker quotation medium, since April 1993, and in the Over The Counter Bulletin Board, an electronic quotation service. Robert W. Baird & Co., Incorporated, a regional securities and investment banking firm headquartered in Milwaukee, Wisconsin, acts as a market maker for the Corporation's stock. The Corporation's stock is quoted in the "Other Stocks" section of the Milwaukee Journal/Sentinel. The Corporation's common stock trading symbol is "MMBI."

         Holders of the Corporation's stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors from funds legally available for such payments. The Corporation's ability to pay cash dividends is dependent primarily on the ability of its subsidiaries to pay dividends to the Corporation. The ability of each subsidiary to pay dividends depends on its earnings and financial condition and on compliance with banking statutes and regulations.

         The following table sets forth the quarterly "bid/ask" range for the period indicated.


                                                     Quotation or Price
                   Quarter Ended                     Bid             Ask
                ------------------------------------------------------------
                   March 31, 1997                  $18.79          $19.39
                   June 30, 1997                    19.55           19.55
                   September 30, 1997               20.15           20.15
                   December 31, 1997                28.03           28.33

                   MARCH 31, 1998                  $30.30          $30.30
                   JUNE 30, 1998                    31.25           31.25
                   SEPTEMBER 30, 1998               40.00           39.00
                   DECEMBER 31, 1998                39.50           39.50
